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                                                                  EXECUTION COPY





                                                                   EXHIBIT 10.38


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                              AMENDED AND RESTATED


                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                            ERESMAS INTERACTIVA S.A.


                                       AND


                             STARMEDIA NETWORK, INC.



                            DATED AS OF JULY 1, 2002



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               AMENDED AND RESTATED ASSET PURCHASE AGREEMENT


      This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT, dated as of the 1st day of July, 2002 (the "AGREEMENT"), by and between ERESMAS INTERACTIVA S.A., a Spanish SOCIEDAD ANONIMA corporation (the "PURCHASER"), and STARMEDIA NETWORK, INC., a Delaware corporation (the "SELLER"). Terms used herein and not otherwise defined shall have the meanings set forth in Section 13.3 hereof.

                                    RECITALS

      A. The Purchaser and the Seller have entered into an Asset Purchase Agreement, dated as of June 18, 2002 (the "ORIGINAL AGREEMENT").

      B. It is the intent of the Purchaser and the Seller to amend and restate the Original Agreement for the purposes of making certain revisions to the Original Agreement.

      C. The Seller operates, directly and indirectly through its Business Subsidiaries, a Spanish and Portuguese language network of Internet websites, including without limitation StarMedia.com. The Seller also operates, and will continue to operate following the Closing, its mobile business and other businesses.

      D. The board of directors of the Purchaser has determined that it is in the best interests of the Purchaser that the Purchaser acquire certain of the assets used by or in connection with the Media Business, and has approved this Agreement and the transactions contemplated hereby.

      E. The parties hereto have agreed that the Seller will sell and the Purchaser will acquire the Acquired Assets free and clear of all Liens, Claims, Orders, and other Indebtedness other than Permitted Liens.

      F. The board of directors of the Seller has determined that it is in the best interests of the Seller and its shareholders, that the Seller sell the Acquired Assets and, in furtherance thereof, has approved this Agreement and the transactions contemplated hereby.

      G. Contemporaneously with the execution of this Agreement, the Purchaser and Seller are entering into a Stock Purchase Agreement (the "LATINRED STOCK PURCHASE AGREEMENT") pursuant to which the Purchaser will acquire all of the issued and outstanding shares of capital stock of LatinRed S.L., a Spanish SOCIEDAD LIMITADA ("LATINRED") wholly-owned by the Seller.

      H. In connection with the acquisition of the Acquired Assets, the Purchaser has agreed to deposit a portion of the Purchase Price in the amount of $1.0 million (the "ESCROW FUNDS") into an escrow account with Wilmington Trust Company, and Wilmington Trust Company has agreed to serve as escrow agent (the "ESCROW AGENT") with respect to the Escrow Funds, holding such funds upon the terms and conditions set forth in an escrow agreement by and among the Purchaser, the Seller, an affiliate of the Purchaser and the Escrow Agent (the "ESCROW AGREEMENT").

      I. As an inducement to the Purchaser to enter this Agreement, the Seller has agreed to enter into a Transition Licensing Agreement, a copy of which is attached hereto as




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EXHIBIT 8.14, pursuant to which the Seller will grant a license to the
Purchaser for certain intellectual property owned by the Seller and provide certain services related thereto to the Purchaser following the Closing (the "TRANSITION LICENSING AGREEMENT").

      J. As further inducement to the Purchaser to enter into this Agreement, the Seller has agreed to waive certain non-solicitation restrictions with respect to those employees of the Seller or its Affiliates listed on SCHEDULE
5.3 attached hereto (the "BUSINESS EMPLOYEES") so that the Purchaser may offer certain or all of such Business Employees employment with the Purchaser or any Affiliate thereof upon terms and conditions determined by the Purchaser in its sole discretion.

      K. The Purchaser and the Seller desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

      NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the Seller and the Purchaser hereby agree as follows:

                                    ARTICLE I

                               PURCHASE OF ASSETS

      1.1 PURCHASE AND SALE OF ACQUIRED ASSETS. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, assign, convey and transfer to the Purchaser, and the Purchaser agrees to purchase from the Seller, those assets used by or in connection with the Media Business, wherever located, listed on SCHEDULE 1.1(a) attached hereto ( the "ACQUIRED ASSETS") free and clear of any Liens, Claims, Orders and Indebtedness other than Permitted Liens. Other than the Acquired Assets listed on SCHEDULE 1.1(a) hereto, the Purchaser is not purchasing and will not acquire, any other assets of the Seller pursuant to the terms of this Agreement including the assets identified on SCHEDULE 1.1(b).

      1.2 ASSUMED OBLIGATIONS. At the Closing, the Purchaser shall not assume any obligations of the Seller or the Media Business other than those obligations of the Media Business accruing after the Closing Date under existing Contracts of the Media Business to be acquired by the Purchaser and specifically listed on
SCHEDULE 1.2 hereto (collectively, the "ASSUMED OBLIGATIONS") pursuant to an Assignment and Assumption Agreement substantially in the form of EXHIBIT 1.2 hereto. Each of the Contracts assumed hereunder is independently assumed subject to the representations, warranties, covenants and conditions made herein as to that Contract. Except as expressly set forth in this Section 1.2 and SCHEDULE
1.2 hereto, the Purchaser shall not assume or otherwise be responsible at any time for any liability, obligation, Indebtedness, Contract or commitment of the Media Business or any of the other businesses of the Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including, but not limited to, any liabilities, obligations, debts or commitments of the Media Business or the Seller (a) incident to, arising out of or incurred with respect to this Agreement and the transactions contemplated hereby, (b) which otherwise arise or are asserted or incurred by reason of events, acts or transactions occurring, or the operation of the Media Business, prior to or on the Closing Date, (c) relating to or arising under any Employee Benefit Plan, (d) relating to any employees or former employees of the Seller or any of its subsidiaries



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who are not employed by the Purchaser on or after the Closing or otherwise relating to salaries, wages, bonuses, severance or retention pay or benefits accruing, or relating to employment or termination from employment, on or prior to the Closing or (e) for Taxes (except as allocated to the Purchaser pursuant to Section 7.2(b) of this Agreement) (i) related to the Media Business or the Acquired Assets or (ii) arising out of the income, assets or operations of the Seller's foreign subsidiaries, in each case for all Tax periods (or portions thereof) ending on or prior to the Closing Date (including any and all Taxes arising out of the transactions contemplated hereby) (collectively, the "EXCLUDED LIABILITIES"). The Seller agrees to satisfy and discharge each of the Excluded Liabilities as the same shall become due. The Purchaser's assumption of the Assumed Obligations shall in no way expand the rights or remedies of third parties against the Purchaser as compared to the rights and remedies which such parties would have had against the Seller had this Agreement not been consummated.

      1.3 METHOD OF CONVEYANCE. The sale, transfer, conveyance and assignment by the Seller of the Acquired Assets to the Purchaser in accordance with Section
1.1 hereof shall be effected on the Closing Date by the execution and delivery by the Seller and any Business Subsidiary as applicable, to the Purchaser of instruments of transfer including, among others: (a) the bill of sale in substantially the form of EXHIBIT 1.3(a) attached hereto (the "BILL OF SALE"), and (b) the Assignment and Assumption Agreement in substantially the form of
EXHIBIT 1.2 hereto, and (c) the assignments of proprietary software, domain names and trademarks for the Intellectual Property to be assigned to Purchaser in substantially the form of EXHIBIT 1.3(b) attached hereto. At the Closing, all of the Acquired Assets shall be transferred by the Seller to the Purchaser free and clear of any and all Liens, Claims, Orders and Indebtedness other than Permitted Liens, together with any and all consents of third parties required to transfer such assets to the Purchaser.

      1.4 PURCHASE PRICE. In consideration for the conveyance of the Acquired Assets and in reliance on the representations and warranties, covenants and agreements of the Seller contained herein and the documents contemplated hereby, the Purchaser (a) on the Closing Date shall assume the Assumed Obligations and
(b) pay to the Seller an aggregate amount equal to $7.0 million in cash (the "PURCHASE PRICE"), MINUS the Escrow Funds, MINUS, to the extent not paid by the Seller prior to the Closing, any amounts payable on any Contract set forth on
SCHEDULE 1.2 attached hereto (such net amount being referred to as the "CLOSING CASH"). The Closing Cash shall be paid in immediately available funds to such account as the Seller shall have specified to the Purchaser three (3) Business Days prior to the Closing. The Purchase Price shall be allocated in accordance with Section 1.6 hereof.

      1.5 ESCROW AGREEMENT. At the Closing, the Purchaser shall wire $1.0 million (the "ESCROW FUNDS") to the Escrow Agent for deposit as set forth in the Escrow Agreement to be governed by the terms of the Escrow Agreement in substantially the form of EXHIBIT 8.10 hereto (the "ESCROW AGREEMENT"). The Escrow Funds shall be available to compensate the Purchaser, its officers, directors, employees, agents and Affiliates for any and all losses (whether or not involving a third party Claim), indemnifiable pursuant to Article XII hereof.

      1.6 ALLOCATION OF PURCHASE PRICE. The Seller and the Purchaser agree to allocate the aggregate purchase price to be paid for the Acquired Assets in accordance with Section 1060 of the Code. The Seller and the Purchaser agree that the Purchaser shall prepare and provide to the Seller a draft allocation of the purchase price among the Acquired Assets within ninety (90) days



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after the Closing Date. The Seller shall notify the Purchaser within thirty
(30) days of receipt of such draft allocation of any objection the Seller may have thereto. The Seller and the Purchaser agree to resolve any disagreement with respect to such allocation in good faith. In addition, the Seller and Purchaser hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under
Section 1060(b) of the Code, and shall use the allocation determined pursuant to this Section 1.6 in connection with the preparation of Internal Revenue Service Form 8594 as such form relates to the transactions contemplated by this Agreement. Neither the Seller nor Purchaser shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 1.6 except as may be adjusted by subsequent agreement following an audit by the IRS or by court decision.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE SELLER

      The Seller represents and warrants to the Purchaser as of the date hereof:

      2.1 CORPORATE ORGANIZATION, ETC. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Seller and each Business Subsidiary is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed. Such jurisdictions are set forth in
SCHEDULE 2.1(a) hereto. True, complete and correct copies of the Seller's certificate of incorporation and bylaws as presently in effect are set forth in
SCHEDULE 2.1(b) hereto.

      2.2 AUTHORIZATION, ETC. The Seller has full power and authority to enter into this Agreement and the agreements contemplated hereby to which it is a party. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors of the Seller and, other than obtaining the consent of the holder(s) of shares of the Seller's Series A Preferred Stock and the consent of the Seller's stockholders solely with respect to the amendment of the Seller's certificate of incorporation to change its corporate name, no other corporate proceedings on the part of the Seller are necessary to authorize the Seller to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. A certified copy of the resolutions adopted by the Seller's Board of Directors authorizing the execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby is attached hereto as SCHEDULE 2.2. This Agreement and all other agreements contemplated hereby to be entered into by the Seller each constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms.

      2.3 NO VIOLATION. Except as set forth in SCHEDULE 2.3 hereto, the execution, delivery and performance by the Seller of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of,
(b) constitute a default or event of default under (whether with or without due notice, the passage



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of time or both), (c) result in the creation of any Lien, Claim or Order
(other than Permitted Liens) upon the Acquired Assets or Assumed Obligations pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any third party or Authority pursuant to, the certificate of incorporation or bylaws of the Seller or any applicable Regulation, Order or Contract to which the Seller, the Acquired Assets or the Media Business is subject. The Seller has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby.

      2.4   FINANCIAL STATEMENTS.

            (a) Attached as SCHEDULE 2.4(a) hereto are (i) unaudited year-end balance sheets of the Seller as of December 31, 1999, 2000 and 2001 and statements of income, stockholders' equity and cash flow of the Seller for each of the fiscal years then ended and (ii) the unaudited balance sheet of the Seller as of March 31, 2002 and statements of income, stockholders' equity and cash flow of the Seller for the period then ended. Such balance sheets fairly present in all material respects the financial position of the Seller at the respective dates thereof in accordance with GAAP, and such statements of income, stockholders' equity and cash flow fairly present in all material respects the results of operations for the periods referred to therein in accordance with GAAP, except that the unaudited financial statements have no notes attached thereto and do not have year-end audit adjustments (none of which would be material or recurring). All of the foregoing financial statements were prepared from the books and records of the Seller and the Business Subsidiaries, as applicable. All properties used in the Media Business operations during the period covered by the foregoing financial statements are reflected in such financial statements in accordance with and to the extent required by GAAP. The foregoing balance sheets and statements of income, stockholders' equity and cash flow and the notes thereto are herein collectively referred to as the "FINANCIAL STATEMENTS" and March 31, 2002 is herein referred to as the "FINANCIAL STATEMENT DATE."

            (b) Except as set forth in SCHEDULE 2.4(B) hereto, the Seller does not have any Indebtedness, obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown to the Seller, whether due or to become due) arising out of transactions entered into at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date, other than: (i) liabilities set forth in the March 31, 2002 balance sheet of the Seller, or (ii) liabilities and obligations that have arisen after the Financial Statement Date in the ordinary course of business (none of which is a liability resulting from breach of a Contract, Regulation, Order or warranty, tort, infringement or Claim) which do not (A) individually exceed $100,000, and
(B) in the aggregate (as to amount) differ from the liabilities set forth in the March 31, 2002 balance sheet in any material respect.

            (c) Immediately prior to, and immediately subsequent to, the consummation of the sale of the Acquired Assets pursuant to the provisions of this Agreement, the Seller will be a solvent corporation with the ability to pay its debts as they become due. For purposes of this Agreement, "solvent" shall mean that the present fair saleable value of the Seller's assets is greater than the amount that will be required to pay the liability on its existing debts as they become absolute and matured.




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      2.5   EMPLOYEES.

            (a) The Media Business has been conducted in material compliance with all Regulations and Orders affecting employment and employment practices applicable to the Media Business, including terms and conditions of employment and the payment of wages and hours. None of the Seller's employees is subject to a collective bargaining agreement. At the Closing the Media Business will not have any liability or obligation to any of its Business Employees other than for the payment of salaries, bonuses, if any, and other benefits which are to be paid by the Seller in the ordinary course of business or otherwise. Except as set forth in SCHEDULE 2.5, the Seller has not taken any action, or failed to take any action, that has or would reasonably likely to result in any Claim by an employee of the Media Business that he has been constructively terminated or due severance payments prior to or in connection with the Closing. Upon the consummation of the transactions contemplated hereby and pursuant to the agreements referred to herein, there will be no "change in control" bonus or other obligations to any employees, consultants or other Persons performing services for the Media Business.

            (b) The Seller has not violated the Worker Adjustment Notification Act (the "WARN ACT") or any similar state or local legal requirement.

      2.6 ABSENCE OF CERTAIN CHANGES. Since the Financial Statement Date, the Media Business has not experienced any (a) except as set forth on SCHEDULE 2.6(a), Material Adverse Change; (b) damage, destruction or loss, whether covered by insurance or not, having a cost of $100,000 or more; (c) increase in the compensation payable to or to become payable to any Business Employee or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any Business Employees; (d) except as set forth on SCHEDULE 2.6(d), entry into any Contract not in the ordinary course of business, including without limitation, any capital expenditure; (e) change in accounting methods or principles or any write-down, write up or revaluation of any of the Acquired Assets or Assumed Obligations except depreciation accounted for in the ordinary course of business and write-downs of inventory which reflect the lower of cost or market and which are in the ordinary course of business and in accordance with GAAP; (f) failure to promptly pay and discharge current liabilities or agree with any party to extend the payment of any current liability with respect to the Acquired Assets or the Assumed Obligations; (g) Lien placed on any of the Acquired Assets (other than Permitted Liens); (h) sale, assignment, transfer, lease, license or otherwise placement of a Lien (other than Permitted Liens) on any of the tangible assets that constitute part of the Acquired Assets, except in the ordinary course of business consistent with past practice, or canceled any debts or Claims; (i) sale, assignment, transfer, lease, license or otherwise placement of a Lien (other than Permitted Liens) on any of the Seller Intellectual Property or other intangible assets, disclosure of any confidential information related to the Seller Intellectual Property to any Person or abandoned or permitted to lapse any of the Seller Intellectual Property; or (j) agreement, whether orally or in writing, to do any of the foregoing.

      2.7   CONTRACTS.

            (a) Except as set forth in SCHEDULE 2.7(a) hereto, Seller is not a party to any written or oral: (i) Contract relating to the mortgaging, pledging or otherwise placing a Lien on any of the Acquired Assets (other than as contemplated by the IP Licensing Agreement); (ii) Contract pursuant to which the Purchaser will become the lessor of, or permits any third party to




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hold or operate, any of the Acquired Assets; (iii) warranty Contract with respect to its services rendered or its products sold or leased related to the Media Business; (iv) Contract or non-competition provision in any Contract that would prohibit the Purchaser from freely engaging in any aspect of the Media Business or competing anywhere in the world; (v) Contracts related to the Media Business with independent agents, brokers, dealers or distributors which provide for annual payments in excess of $25,000; (vi) employment, consulting, sales, commissions, advertising or marketing Contracts related to the Media Business; (vii) Contracts related to the Media Business providing for "take or pay" or similar unconditional purchase or payment obligations; (viii) Contracts related to the Media Business with Persons with which, directly or indirectly, an Affiliate of the Seller also has a Contract; (ix) Contract that requires the consent of any Person, or contains any provision that would result in a modification of any rights or obligation of any Person thereunder or which would provide any Person any remedy (including rescission or liquidated damages), in connection with the execution, delivery or performance of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (x) nondisclosure or confidentiality Contracts related to the Media Business; (xi) power of attorney or other similar Contract or grant of agency related to any of the Acquired Assets or the Assumed Obligation; or
(xii) Contract related to the Media Business the breach or termination of which would have a Material Adverse Effect or would materially adversely affect the Seller's ability to perform under the Transition Licensing Agreement.

            (b) The Seller has performed all material obligations required to be performed by it and is not in default in any material respect under or in material breach of nor in receipt of any Claim of default or breach under any Contract included in the Acquired Assets or required by Seller to perform its obligations under the Transition Licensing Agreement; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any such Contract; the Seller does not have any present expectation or intention of not fully performing all obligations under such Contracts; the Seller does not have any knowledge of any breach or anticipated breach by the other Persons to any such Contract; and there are no amounts outstanding, due or owing on any of the Contracts listed on
SCHEDULE 1.2 attached hereto.

            (c) The Seller has delivered to the Purchaser true and complete copies of all the Contracts which constitute part of the Acquired Assets or the Assumed Obligations and documents listed in the schedules to this Agreement.

      2.8 GOVERNMENT CONTRACTS. Neither the Seller, any Business Subsidiary nor the Media Business is a party to any Government Contract.

      2.9   TITLE AND RELATED MATTERS.

            (a) The Seller has good, valid and marketable title to all of the Acquired Assets, free and clear of all Liens, Claims, Orders and other Indebtedness (other than Permitted Liens). Each of the Acquired Assets that is tangible property is in good condition and repair, ordinary wear and tear excepted and is free from material defects and damages. At the Closing, the Seller shall convey to the Purchaser good and marketable title to the Acquired Assets free and clear of all Liens, Claims, Orders and other Indebtedness (other than Permitted Liens). All properties used in the Media Business as of the Financial Statement Date are reflected in



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the Financial Statements in accordance with and to the extent required by
GAAP, except as to those assets that are leased.

            (b) None of the Acquired Assets or Assumed Obligations are leases for real or personal property.

            (c) None of the Acquired Assets is or will be on the Closing Date subject to any (i) Contracts of sale or lease, other than pursuant to this Agreement and the agreements contemplated to be executed in connection herewith or (ii) Liens (other than Permitted Liens).

            (d) There has not been since the Financial Statement Date, and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution of any of the Acquired Assets, now or hereafter owned by the Seller, except as otherwise consented to in writing by the Purchaser. Immediately after the Closing, the Purchaser will own, or have the unrestricted right to use, the Acquired Assets. The assignment of the Contracts constituting an Assumed Obligation hereunder will not give any party thereto a right to alter the terms and conditions of any such Contract absent the Purchaser's consent.

      2.10 LITIGATION. Except as set forth in SCHEDULE 2.10 hereto, to the knowledge of the Seller, there is no Claim or Order threatened against the Seller, Media Business or any of the Acquired Assets nor is there any reasonable basis therefor. Except as set forth on SCHEDULE 2.10 hereto, the Seller is fully insured with respect to each of the matters set forth on SCHEDULE 2.10 and the Seller has not received any opinion or a memorandum from legal counsel to the effect that it is likely to incur, from a legal standpoint, any liability or obligations which could have an adverse effect in excess of $150,000.

      2.11  TAX RETURNS.

            (a) TAX RETURNS. Except as set forth in SCHEDULE 2.11(a) attached hereto, the Seller has timely filed or caused to be timely filed with the appropriate taxing authorities all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax returns) for Taxes ("TAX RETURNS") that are required to be filed by, or with respect to the Media Business or the Acquired Assets, on or prior to the Closing Date. Except as set forth in SCHEDULE 2.11(a) attached hereto, the Tax Returns have accurately reflected all material liability for Taxes of the Media Business and the Acquired Assets for the periods covered thereby.

            (b) PAYMENT OF TAXES. All material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Media Business and the Acquired Assets for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("PRE-CLOSING PERIOD") have been timely paid or will be timely paid in full on or prior to the Closing Date, accrued and adequately disclosed and fully provided for on the Financial Statements, or with respect to taxable years or periods (or portions thereof) beginning after the Financial Statement Date, such Taxes and Tax liabilities were incurred in the ordinary course of business.



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            (c)   OTHER TAX MATTERS.

                  (i) Except as set forth on SCHEDULE 2.11(c)(i), the Seller (with respect to the operation of the Media Business or the Acquired Assets) has not: (i) been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality; (ii) received any notices to the effect that such an audit or examination of Taxes is contemplated or pending; or
(iii) received any notices from any taxing authority relating to any issue which could affect the Tax liability of the Seller with respect to the operation of the Media Business or the Acquired Assets.

                  (ii) The Seller (with respect to the operation of the Media Business or the Acquired Assets), as of the Closing Date, (A) has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes, (B) is not presently contesting its Tax liability before any court, tribunal or agency, (C) has not granted a power-of-attorney relating to Tax matters to any Person and (D) has not applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Seller.

                  (iii) Except as set forth on SCHEDULE 2.11(c)(iii) attached hereto, all Taxes that the Seller (with respect to the operation of the Media Business or the Acquired Assets) is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                  (iv) No claim has ever been made by any taxing authority in a jurisdiction where Seller does not file Tax Returns that the Seller (in each case with respect to the operation of the Media Business or the Acquired Assets) is or may be subject to taxation by that jurisdiction.

                  (v) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Seller or any predecessor or Affiliate thereof and any other party under which Purchaser could be liable for any Taxes or other claims of any party after the Closing Date.

                  (vi) The Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

                  (vii) There are no Liens or security interests (other than Permitted Liens) on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

      2.12  COMPLIANCE WITH LAW AND CERTIFICATIONS.

            (a) The Media Business and the Acquired Assets have been operated in compliance with all applicable Regulations and Orders, including, without limitation, all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, consumer protection, privacy, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety. There are no Claims pending, or threatened, nor has the Seller received any notice, regarding any violations of any Regulations or Orders enforced by any Authority.

            (b) The Seller holds all registrations, accreditations and other certifications required for the conduct of the Media Business and the operation of the Acquired Assets by any Authority or trade group, and the Media Business and the Acquired Assets have been operated in material compliance with the terms and conditions of all such registrations, accreditations and certifications. The Seller has not received any notice alleging that it has failed to hold any such registration, accreditation or other certification.

      2.13 EMPLOYEE BENEFIT PLANS. SCHEDULE 2.13 hereto sets forth a complete and accurate list of each domestic and foreign employee benefit plan (as defined in Section 3(3) of ERISA) or material fringe benefit plan maintained or contributed to or required to be contributed to by the Seller with respect to any of the Business Employees ("EMPLOYEE BENEFIT PLANS"). The Seller has not incurred, and no event has occurred and no condition or circumstance exists that could result, directly or indirectly, in, any unsatisfied liability (including, without limitation, any indirect, contingent or secondary liability) of the Seller under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee pension benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA. No asset or property of the Seller is or may be subject to any Lien arising under Section 412(n) of the Code or Section 302(f) or Section 4068 of ERISA. The Seller has not been, and does not expect to be, required to provide any security under Section 307 of ERISA or Section 401(a)(29) or 412(f) of the Code. The Seller has complied in all respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA"), except to the extent which could result in a material liability to the Purchaser. Full payment has been made of all amounts which the Seller is required under applicable Regulations or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to have paid as contributions or premiums thereunder with respect to the Business Employees as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in Section 280G of the
Code), acceleration, vesting or increase in benefits to any Business Employee. The Seller does not have any obligation under any Employee Benefit Plan or otherwise to provide post-employment or retiree welfare benefits to any Business Employee, except as specifically required by COBRA.

      2.14  INTELLECTUAL PROPERTY.

            (a) SCHEDULE 2.14(a) attached hereto sets forth a complete and accurate list of all Seller Registered Intellectual Property.

            (b) The Seller exclusively owns and otherwise has all requisite right, title and interest in or valid and enforceable rights to practice under or otherwise use the Seller Intellectual Property. Except as set forth in
SCHEDULE 2.14(b), each item of Seller Intellectual Property, is owned exclusively by the Seller (excluding Intellectual Property licensed to the

Seller under any Contracts listed on SCHEDULE 2.14(g)) and is free and clear of any Liens, Claims, Orders and other Indebtedness (other than Permitted Liens).

            (c) To the extent that any Seller Intellectual Property has been developed or created by any Person other than the Seller, the Seller has either
(i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a license under or to such Intellectual Property.

            (d) The Seller has taken all commercially reasonable steps consistent with the reasonable exercise of its business judgment to protect and preserve ownership of the Seller Intellectual Property (excluding Intellectual Property licensed to the Seller under any Contracts listed on SCHEDULE 2.14(g)). The Seller has secured valid non-disclosure agreements and written assignments from all consultants and employees who contributed to the creation or development of the Seller Intellectual Property (excluding Intellectual Property licensed to the Seller under any Contracts listed on SCHEDULE 2.14(g)). In the event that a consultant is concurrently employed by the Seller and a third party, the Seller has taken commercially reasonable steps to ensure that any Seller Intellectual Property developed by such a consultant does not belong to the third party or conflict with the third party's employment agreement (such steps include ensuring that all work performed by such a consultant are performed only on the facilities of the Seller and only using the resources of the Seller).

            (e) The Seller has taken all commercially reasonable steps to protect and preserve the confidential and other proprietary information and trade secrets used in the Media Business or provided by any other Person to the Seller subject to a duty of confidentiality, including without limitation, know-how, source codes, data collections, ideas, and databases. Without limiting the generality of the foregoing, there is an enforced policy requiring each employee, consultant and independent contractor providing services to the Media Business relating to technology (including software and/or hardware), content or management to execute proprietary information, confidentiality and invention and copyright assignment Contracts containing substantially the provisions set forth in SCHEDULE 2.14(e), all current technology, content and management employees and current and former consultants and independent contractors working for the benefit of the Media Business in relation to technology, content or management have executed such a Contract; all former employees who were employed in capacities relating to technology, content or management have signed such a Contract, a similar Contract or are otherwise similarly bound. The Seller has not breached any agreements of nondisclosure or confidentiality or is currently claimed to have done so.

            (f) The Seller Intellectual Property, the Intellectual Property contemplated to be licensed to Purchaser under the Transition Licensing Agreement and the hardware used in the operation of the Acquired Assets and contemplated to be used under the Transition Licensing Agreement constitutes all of the Intellectual Property necessary and material to operate the websites listed on SCHEDULE 1.1(a) as contemplated under the Transition Licensing Agreement, including, but not limited to the design, creation, development, distribution, marketing, manufacture, use, import, license and sale or offering for sale of the products, technology and services related to the Media Business.

            (g) SCHEDULE 2.14(g) attached hereto sets forth a complete and accurate list of all Contracts to which the Seller or any Business Subsidiary is a party with respect to any Seller

Intellectual Property including Contracts relative to the licensing of Seller Intellectual Property to third parties or from third parties or where the Seller or any Business Subsidiary has authorized the retention of any rights to use any Intellectual Property that is or was Seller Intellectual Property to any Person.

            (h) The Media Business as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development and under development as of the Closing Date) does not (i) violate, infringe, misuse, or misappropriate the Intellectual Property of any Person, (ii) violate any term or provision of any Contract concerning such Intellectual Property, (iii) violate the rights of any Person (including rights to privacy or publicity), or (iv) constitute unfair competition or an unfair trade practice under any Regulation. Except as set forth in SCHEDULE 2.14(h), which lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the U.S. patent and trademark office or equivalent authority anywhere in the world) or threatened, related to any of the Seller Intellectual Property, the Seller has not received written notice, or to the best of their knowledge, other notice, from any Person claiming or threatening to claim that the operations of the Media Business or any act, product, technology or service (including products, technology or services currently under development or under development as of the Closing
Date) of the Seller violates, infringes, misuses or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Regulation, including notice of third party patent or other Intellectual Property rights from a potential licensor of such rights, and no third party claims are pending referencing the above or asserting any opposition, abandonment, interference, invalidity or other infirmity of any proprietary rights.

            (i) Except as set forth on SCHEDULE 2.14(i) hereto, each item of Seller Registered Intellectual Property which has been registered or issued is valid and subsisting and has not been abandoned, cancelled and all necessary registration, maintenance, renewal fees, annuity fees and Taxes in connection with such Seller Registered Intellectual Property have been duly paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property have been filed with the relevant patent, copyright, trademark, Internet domain name registrar or other Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Intellectual Property which remain in full force and effect as of the Closing Date. The Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Seller Registered Intellectual Property. In each case in which the Seller has acquired ownership of any Seller Intellectual Property rights relating to the Media Business from any Person, the Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek damages with respect to such Intellectual Property) to the Seller and, to the maximum extent provided for by and required to protect the Seller's ownership rights in and to such Seller Intellectual Property in accordance with applicable Regulations, the Seller has recorded each such assignment of Seller Registered Intellectual Property with the relevant governmental or regulatory Authority, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

            (j) Other than with respect to the Intellectual Property which has been licensed to the Seller as set forth on SCHEDULE 2.14(g) attached hereto, there are no Contracts between the Seller and any other Person with respect to Seller Intellectual Property under which there is any dispute (or, to the Seller's knowledge, facts that may reasonably lead to a dispute) regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Seller hereunder.

            (k) Except as set forth on SCHEDULE 2.14(k) attached hereto, no Person is infringing or misappropriating any Seller Intellectual Property. Except as set forth on SCHEDULE 2.14(k) attached hereto, to the best of the Seller's knowledge, the Seller has not made any Claim in writing of a violation, infringement, misuse or misappropriation by any third party (including without limitation, any employee of the Seller or any Business Subsidiary) of its rights to, or in connection with any Seller Intellectual Property which Claim is pending.

            (l) Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will (i) result in Purchaser's granting any rights or Licenses with respect to the Intellectual Property of Purchaser (including, without limitation, the Seller Intellectual Property purchased or licensed by the Purchaser) to any Person pursuant to any Contract to which the Seller is a party or by which any of their respective assets and properties are bound, or (ii) cause a default or breach by the Seller of any Contract.

            (m) The IT has performed to date in all material respects as documented by their vendors, licensors or developers (whether third party or in-house), and in accordance with all specifications in user documentation and has provided to date all functionality necessary and material in order to support the Media Business as currently conducted, and (ii) are, to Seller's knowledge, free from material defects in design, workmanship and materials which materially affect their performance and contain no "virus", "worm", "time-bomb", "trap door", "back door" or other device or feature designed to disable or interfere, in any material respect with the functioning of any software, firmware or hardware, to corrupt, destroy, encrypt, rename or hide data or to permit unauthorized access to the same, except for documented software keys and expiration features identified in writing to the Purchaser's Chief Technology Officer or such other person in charge of the Purchaser's information technology in connection with this transaction or under the Transition Licensing Agreement.

            (n) Except as set forth on SCHEDULE 2.14(n), (i) all source code included in the Seller Intellectual Property, is and at all times has been exclusively in the possession and control of the Seller and is not and has not been the subject of any source code escrow arrangement nor has any such source code been retained off the business premises of the Seller by or is in the possession of any current or former contractor, employee, or third party,
(ii) no customers of, or Persons outside of, the Media Business have been provided with or otherwise possess the means of accessing in any manner the Seller's IT inventory (except insofar as members of the public may access Seller's web sites in the ordinary course) and (iii) the Seller does not have any obligation, duty or responsibility, under Contract or otherwise, to maintain or support any systems, software or applications provided to or otherwise in the possession or control of customers of, or Persons outside of, the Media Business.

            (o) Except as set forth on SCHEDULE 2.14(o), as of the Closing Date, the internet domain names and URLs (as defined in the definition of Intellectual Property) in the Seller Intellectual Property direct and resolve to the appropriate internet protocol addresses and are accessible to Internet users on those certain computers used by the Seller to make the Sites

(as defined in the definition of Intellectual Property) so accessible substantially twenty-four (24) hours per day, seven (7) days per week and are operational for downloading content from the those certain computers used by the Seller to make the Sites so accessible on a twenty-four (24) hours per day, seven (7) days per week basis. The Seller has fully operational back-up copies of the Sites (and all related software, databases and other information), made from the current versions of the Sites as accessible to Internet users. From the date hereof until the Closing Date, back-up copies shall have been made no less frequently than every fourteen (14) days and such back-up copies shall have been stored in a safe and secure environment, fit for the back-up such media, and are not located at the same location of the Server. The Seller has no reason to believe that the Sites will not operate or will not continue to be accessible to internet users on substantially a 24/7 basis prior to, at the time of, and, provided they are properly maintained and operated by Purchaser, after the Closing Date.

            (p) The goodwill in the Intellectual Property as carried on the Seller's March 31, 2002 balance sheet is consistent with (i) accounting practice in the Seller's industry; (ii) GAAP or comparable accounting practices, in the jurisdiction where the relevant Intellectual Property is used, and (iii) the history of the Intellectual Property.

            (q) SCHEDULE 2.14(q) attached hereto sets forth a complete and accurate list of (i) all in-house content editors and providers or third party feeds, which are currently used by the Seller in connection with the operation of the Media Business as contemplated to be operated under the Transition Licensing Agreement. The Seller has all material rights necessary to use on its Sites or otherwise any and all content provided by the content editors and providers and third party feeds listed on SCHEDULE 2.14(q) free and clear of any valid third party Claims.

      2.15 CUSTOMER WARRANTIES. There are no existing, or to the best knowledge of the Seller, potential Claims under or pursuant to any warranty, whether expressed or implied, on products or services related to the Media Business sold prior to the Closing Date. All of the services rendered by the Seller (whether directly or indirectly through independent contractors) have been performed in conformity with all expressed warranties and with all applicable contractual commitments, and, the Seller does not have nor shall have any liability for replacement, repair or modification or for other damages relating to or arising from any such services which would have a Material Adverse Effect. Seller has no reason to expect an increase in warranty Claims in the future.

      2.16 ENVIRONMENTAL MATTERS. Neither the Media Business nor the operation thereof violates or has violated any applicable Environmental Law. The Seller is not required to possess Environmental Permits for the conduct or operation of the Media Business. The Seller does not and has not generated, used, treated or stored, transported to or from, or released or disposed of any Hazardous Substances on or at any of its facilities. The Seller has not received any notice from any Authority or any private Person that the Media Business or the operation of any of its facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any Hazardous Substances at, on or beneath any property owned or leased by the Seller in the operation of the Media Business. The Seller has not been the subject of any foreign, Federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by the Seller.

      2.17 CAPITAL EXPENDITURES AND INVESTMENTS. The Seller has no budget for capital expenditures to be made by or on behalf of the Media Business.

      2.18 DEALINGS WITH AFFILIATES. There are no Contracts included in the Acquired Assets or Assumed Obligations to which the Seller, on the one hand, is a party and an Affiliate of the Seller, on the other hand, is also a party.

      2.19 INSURANCE. The Seller has had Policies in full force and effect that provide for coverages that are usual and customary as to amount and scope in the Media Business. All of the Policies have been in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or accrued therefor, and no notice of cancellation or termination has been received with respect to any Policy. The Seller has not breached or otherwise failed to perform in any material respect its obligations under any of the Policies nor has the Seller received any adverse notice or communication from any of the insurers party to the Policies with respect to any such alleged breach or failure in connection with any of the Policies. All Policies are sufficient for compliance with all Regulations and all Contracts to which the Media Business and the Acquired Assets are subject are to the Seller's best knowledge valid, outstanding, collectible and enforceable policies, and will not in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      2.20 BROKERAGE. There are no Claims for brokerage commissions, investment banking or finders' fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon the Seller, the Acquired Assets or the Media Business.

      2.21 CUSTOMERS AND SUPPLIERS. None of the parties to any Contract included in the Acquired Assets or the Assumed Obligations or otherwise licensed pursuant to the Transition Licensing Agreement has advised the Seller in writing, or to the Seller's knowledge orally notified, within the past year that it will stop, or decrease the rate of, supplying materials, or changed its price or terms of any products, or services to the Media Business. No purchase order or commitment of the Media Business is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

      2.22 PERMITS. The Permits listed on SCHEDULE 2.22 hereto are the only material Permits that have been required for the conduct of the Media Business in accordance with applicable Regulations and Orders of any Authority. The Media Business has duly and validly held all such Permits, and each such Permit has been in full force and effect and, to the best of the knowledge of the Seller, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

      2.23 IMPROPER AND OTHER PAYMENTS. (a) Neither the Seller nor any of its directors, officers, or key employees, or any agent or representative of the Media Business nor any Person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate, (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made, and (d) the internal accounting controls of the Seller and each Business Subsidiary are adequate to detect any of the foregoing under current circumstances.

      2.24 DISCLOSURE. Neither this Agreement nor any of the Contracts, exhibits, schedules, attachments, written statements, documents, certificates or other items prepared for or supplied to the Purchaser by or on behalf of the Seller with respect to the transactions contemplated hereby contains any untrue statement or omits a fact necessary to make each statement contained herein or therein not misleading except as would not have a Material Adverse Effect or would otherwise not materially adversely affect the Seller's ability to perform under the Transition Licensing Agreement. There is no fact which the Seller has not disclosed to the Purchaser herein and of which the Seller, or any of its officers, directors or executive employees is aware which could reasonably be anticipated to have a Material Adverse Effect on the Media Business or the ability of the Purchaser to operate the Acquired Assets.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser represents and warrants to the Seller as of the date hereof:

      3.1 CORPORATE ORGANIZATION, ETC. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed. True, complete and correct copies of the Purchaser's deed of incorporation and bylaws as presently in effect are set forth in SCHEDULE 3.1 hereto.

      3.2 AUTHORIZATION, ETC. The Purchaser has full power and authority to enter into this Agreement and the agreements contemplated hereby to which it is a party. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser, including the approval of the Purchaser's stockholders, are necessary to authorize this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to be entered into by the Purchaser each constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

      3.3 NO VIOLATION. The execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in the creation of any Lien, Claim or Order upon the Purchaser's assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any third party or Authority pursuant to, the deed of incorporation or bylaws of the Purchaser or any applicable Regulation, Order or Contract to which the Purchaser or its assets is subject. The Purchaser has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement, the agreements contemplated herby and the transactions contemplated hereby and thereby.

      3.4 BROKERAGE. Except as set forth on SCHEDULE 3.4 attached hereto, there are no Claims for brokerage commissions, investment banking or finders' fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon the Purchaser or its Affiliates.

                                   ARTICLE IV

                             COVENANTS OF THE SELLER

      Until the Closing Date, except as otherwise consented to or approved by the Purchaser in writing, the Seller agrees that it shall act, or refrain from acting where required hereinafter, to comply with the following:

      4.1 OPERATION OF MEDIA BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall operate the Acquired Assets and conduct the Media Business in the ordinary course of business consistent with commercially reasonable business practices and in compliance with applicable Regulations, and use its commercially reasonable efforts so as to preserve the current value and integrity of the Media Business and the Acquired Assets, pay all Taxes and accounts payable as they become due and payable, maintain in full force and effect the existence of all Intellectual Property, maintain insurance on the Acquired Assets (in amounts and types consistent with past practice), and use its commercially reasonable efforts to preserve the goodwill and organization of the Media Business and their relationships with customers, vendors, suppliers and others having business dealings with the Seller or any Business Subsidiary relating to the Media Business. Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not, and shall cause each of its Affiliates and the Seller's and its Affiliates' officers, directors, shareholders, employees, partners, representatives and agents not to:

            (a) enter into any material Contract which may be included in the Acquired Assets or make a material change or modification to any existing material Contract included in the Acquired Assets, except for agreements relating to sales of inventory and purchase of inventory from suppliers in the ordinary course of business and consistent with past practices;

            (b) sell, lease, dispose of or otherwise distribute any of the Acquired Assets, except for agreements relating to sales of inventory and purchase of inventory from suppliers in the ordinary course of business and consistent with past practices;

            (c) mortgage or pledge any of the Acquired Assets or subject any Acquired Assets to any Lien other than Permitted Liens;

            (d) materially increase in any manner the salary, bonus, severance or other compensation or benefits of any Business Employee;

            (e) adopt any benefit plan for employees of the Media Business or except as may be required by applicable Regulations, amend or modify any existing Employee Benefit Plan for such employees, except for such retention arrangements which the Purchaser shall have no obligations under;

            (f) take or omit to take any action that would require disclosure under Article II, or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Seller in this Agreement or in any of the agreements contemplated hereby;

            (g) take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect on the Media Business or the Acquired Assets except as contemplated by this Agreement or any agreement to be executed in connection herewith or in connection with the consummation of the transactions contemplated herein or therein; or

            (h) agree in writing or otherwise to take any of the foregoing actions.

Additionally, from the date of this Agreement to the Closing Date, the Seller shall promptly consult with the Purchaser about any material matters concerning the Acquired Assets or the Media Business.

      4.2 FULL ACCESS AND DISCLOSURE. The Seller shall afford to the Purchaser and its counsel, accountants, agents and other authorized representatives and to financial institutions specified by the Purchaser reasonable access during business hours to the Seller's facilities, properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Media Business and the Acquired Assets. The Seller shall cause its officers and employees, and shall use its commercially reasonable efforts to cause its counsel and auditors to furnish such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations made by its independent auditors in connection with any audit of the Seller or the Media Business. From time to time prior to the Closing Date, the Seller shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed herein; provided, however, that such supplemental information shall not be deemed to be an amendment to any schedule hereto and shall not change the risk allocation of this Agreement between the Purchaser and the Seller.

      4.3   NON-COMPETITION; NON-SOLICITATION.

            (a) Except as contemplated in the Transition Licensing Agreement, during the Restricted Period, in the Restricted Area, the Seller and each of its Affiliates, agree not to, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any Person, operate or develop any Internet web site (a "SITE") targeting the general public and from which the Seller or any Affiliate generates or intends to generate revenues principally from the sale of advertising, including but not limited to banners, newsletters, and the sale of any other promotional spaces in the Site, and/or sale of content or services to the Site's users, including but not limited to pay per view, pay per listen, pay per use content or services, ecommerce and Internet access; PROVIDED, HOWEVER, that the foregoing shall not prohibit Seller or its Affiliates from designing and operating (i) on behalf of unaffiliated third parties, Sites intended for use by specific segments of the general pubic for the purpose of marketing such third parties' goods and services or providing services to its customers; (ii) a Site intended for use specifically by users of mobile telephony services;
(iii) a corporate web site for internal or external use or (iv) the following existing websites: guiarj.com.br; guiasp.com.br; paisas.com; openchile.com; nacidade.com.br; openchile.cl; panoramas.cl; yoinvito.com; Adnet.com.mx; and batepapo.com.br; PROVIDED FURTHER, HOWEVER, that the record or beneficial ownership by the Seller as a passive investor of one percent (1%) or less of the outstanding publicly traded capital stock of any such Person for investment purposes shall not be deemed to be in violation of this Section
4.3 so long as the Seller does not breach Section 4.4.

            (b) The Seller further agrees that, during the Restricted Period, in the Restricted Area the Seller shall not in any capacity, either separately, jointly or in association with others, directly or indirectly do any of the following: (i) employ or seek to employ any Person or agent who is then employed or retained by the Purchaser or its Affiliates (or who was so employed or retained at any time within the one (1) year prior to the date the Seller employs or seeks to employ such Person); (ii) solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other Person which has a business relationship with the Purchaser or its Affiliates, at any time during the Restricted Period, to discontinue or reduce or modify the extent of such relationship with the Purchaser or its Affiliates; (iii) submit, solicit, encourage or discuss any proposal, plan or offer to acquire an interest in any of the Purchaser's or its Affiliates' identified potential acquisition candidates and (iv) use any of the information contained in the users' databases related to the domains acquired by Purchaser and included in SCHEDULE 1.1(a). The "RESTRICTED PERIOD" shall mean eighteen (18) months after the date of this Agreement. The "RESTRICTED AREA" shall mean worldwide.

            (c) The Seller recognizes and agrees that compliance with the covenants contained in this Section 4.3 are necessary to protect the Purchaser, and that a breach by the Seller of any of the covenants set forth in this Section 4.3 could cause irreparable harm to the Purchaser, that the Purchaser's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against the Seller without the requirement that the Purchaser post a bond, in addition to any other rights and remedies which are available to the Purchaser. If this Section 4.3 is more restrictive than permitted by the laws of any jurisdiction in which the Purchaser seeks enforcement hereof, this Section 4.3 shall be limited to the extent required to permit enforcement under such laws. In particular, the parties intend that the covenants contained in the preceding portions of this Section 4.3 shall be construed as a series of separate covenants, one for each location specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this
Section 4.3, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If any court of competent jurisdiction shall determine the foregoing covenant to be unenforceable with respect to the term or the scope of the subject matter or geography covered thereby, then such covenant shall nevertheless be enforceable by such court against the other party upon such shorter term or within such lesser scope as may be determined by such court to be reasonable and enforceable.

      4.4   CONFIDENTIALITY.

            (a) Except as provided in Section 4.4(b), after the Closing Date, and for a period of five (5) years thereafter, the Seller agrees that it will keep confidential and shall use its best efforts to cause its Affiliates, and their respective officers, directors, employees and agents to keep confidential all of the Purchaser's and its Affiliates' proprietary information that is conveyed to the Purchaser as part of the Acquired Assets or is assigned as part of the Assumed Obligations or is otherwise exposed to the Seller in the course of the transactions contemplated hereby, including, for purposes of this Section 4.4, information about the Media Business' business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, traffic volumes, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers' applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information.

            (b) Notwithstanding the foregoing, such proprietary information shall not be deemed confidential and the Seller shall have no obligation with respect to any such proprietary information that, following the Closing:

            (i) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of any of the Seller;

            (ii) is received by the Purchaser from a third party without similar restriction and without breach of any agreement; or

            (iii) is, subject to Section 4.4(c), required to be disclosed under applicable Law or judicial process.

            (c) If the Seller (or any of its Affiliates or officers, directors, employees or agents) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any such proprietary information, the Seller will promptly notify the Purchaser of such request or requirement and will cooperate with the Purchaser such that the Purchaser may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller (or any of its Affiliates) is in the opinion of the Seller's counsel compelled to disclose the proprietary information or else stand liable for contempt or suffer other censure or significant penalty, the Seller (or its Affiliate) may disclose only so much of the proprietary information to the party compelling disclosure as is required by law. The Seller will exercise its (and will cause its Affiliates to exercise their) commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such proprietary information.

      4.5 FULFILLMENT OF CONDITIONS PRECEDENT. The Seller shall use its best efforts to obtain at its expense all such waivers, Permits, consents, approvals or other authorizations from third

Persons and Authorities, and to do all things as may be necessary in connection with transactions contemplated by this Agreement.

      4.6 EXCLUSIVITY. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Seller will not, and will cause each of its Affiliates and the Seller's and its Affiliates' officers, directors, shareholders, employees, partners, representatives and agents not to enter into any agreement, negotiate with any other corporation, firm or other person, or solicit, encourage, entertain, initiate, pursue or consider any inquiries or proposals (whether written or oral) relating to (i) the possible disposition of all or any portion of the Acquired Assets or the Media Business (except inventory disposed of in the ordinary course of business) or (ii) any merger, consolidation or other business combination involving any of the Seller which would be inconsistent with the transaction contemplated by this Agreement.

      4.7 DELIVERIES AFTER CLOSING. From time to time after the Closing, at the Purchaser's request and without further consideration from the Purchaser, the Seller shall and shall cause any Business Subsidiary, as applicable, to execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require to convey, transfer to and vest in the Purchaser and to put the Purchaser in possession of any rights or property to be sold, conveyed, transferred and delivered hereunder. Among other things, the Seller agrees to promptly notify the Purchaser in writing at such time as the Seller receives notification (written or otherwise) that it must take certain actions that, if not taken, will adversely affect the Registered Intellectual Property or the right of the Seller (and following the Closing, the Purchaser) to use same, including the payment of any registration, maintenance, renewal fees, annuity fees and Taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Seller Registered Intellectual Property.

      4.8 INTELLECTUAL PROPERTY PROTECTION. During the period from the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement or (y) the Closing Date, the Seller agrees to take any and all actions necessary to protect and preserve the Seller Intellectual Property, including, without limitation, to:

            (a) at its own expense, make timely payment of all post-issuance renewal or other fees required to maintain in force its rights under all Seller Registered Intellectual Property;

            (b) use or license the use of any trademarks included in the Seller Registered Intellectual Property in interstate commerce and to take all such other actions as are necessary to preserve such marks as trademarks or service marks under the laws of the United States and any other relevant countries and, at its own expense, to diligently process and prosecute all documents required to maintain trademark registrations, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all such trademarks, and pay all fees and disbursements in connection therewith and not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Purchaser;

            (c) file copyright applications in the United States Copyright Office (and the equivalent office in any other country) where the failure to obtain copyright protection could have a Material Adverse Effect on the value of the Seller Intellectual Property) within the appropriate time periods provided under the copyright laws of the United States (including, without limitation, those set forth in 17 U.S.C.) and such other countries, with respect to each copyrightable work set forth in SCHEDULE 1.1(a) and with respect to any other work which is material to the Seller Intellectual Property;

            (d) diligently prosecute all applications for United States and foreign copyrights filed pursuant to subsection (c) above and not abandon any such application prior to exhaustion of all applicable remedies absent written consent of the Purchaser.

      4.9 ELECTRONIC DATA PROTECTION. During the period between the date of this Agreement and the Closing Date, the Seller shall use its best efforts to take any and all commercially reasonable actions necessary to retain all electronic data and records relating to the Acquired Assets, including without limitation, that electronic data, regardless of format, residing on Seller data servers, individual employee's personal computer fixed, disk drives, floppy and CD/DVD diskettes on or off-site data archives or backup sites or disaster recovery locations, in any media. During this period the Seller shall use its commercially reasonable efforts to ensure that no such data is lost or destroyed by either electronic/magnetic or physical destruction means including intentional loss or destruction by the Seller's employees of data files under their control outside the ordinary course of business or in connection with any employment terminations or employee departures. The Seller shall use its commercially reasonable efforts to take such steps to ensure that files and data in each employee's Seller e-mail accounts or in storage on or ancillary to seller-owned or controlled computer or otherwise located on a Seller's e-mail server or document server is archived as of the date of this Agreement and that such archived data will be stored under secured conditions to permit ready access and retrieval after the Closing Date and that, from the date hereof, no archival storage shall be recycled, written over, destroyed or discarded. Notwithstanding anything contained in this Section 4.9, the Purchaser acknowledges and agrees that some deletion of e-mails by individual users of the services provided by the Media Business occurs in the ordinary course of the Media Business and that such deletion shall not constitute a breach of the Seller's covenants in this
Section 4.9.

      4.10 INTELLECTUAL PROPERTY. The Seller shall give the Purchaser prompt notice that any Person shall have (a) commenced, or shall have notified the Seller that it intends to commence, a Claim or (b) provided the Seller with notice, in either case which allege(s) that any products or services related to the Acquired Assets, Assumed Obligations or Transition Licensing Agreement infringes or otherwise violates the intellectual property rights of such Person, is available for licensing from a potential licensor providing the notice or otherwise alleges that the Seller does not otherwise own or have the right to exploit such Intellectual Property, including the Seller Intellectual Property.

      4.11 BOOKS AND RECORDS. Until the seventh anniversary of the Closing Date, the Seller will, to the extent necessary in connection with any Taxes (including, without limitation, the tax basis of any Acquired Asset) or other matter relating to the Media Business or the Acquired Assets for any period ending at or prior to the Closing, and without charge to Purchaser, (i) retain and, as the Purchaser may reasonably request, permit the Purchaser and its agents to inspect and copy all original books, records and other documents and all electronically archived data not deliverable to the Purchaser at Closing related to the Media Business or the Acquired Assets and
(ii) make reasonably available to the Purchaser, the officers, directors, employees and agents of the Seller and its Affiliates. The Seller shall, from and after the Closing Date, preserve all such books, records and other documents related to the Business or the Acquired Assets for such seven (7) year period, and, thereafter, shall not destroy or dispose of or allow the destruction or disposition of such books, records and other documents without first having offered in writing to deliver such books, records and other documents to the Purchaser at the Purchaser's expense. If the Purchaser fails to request such books, records and other documents within thirty (30) days after receipt of the notice described in the preceding sentence, the Seller may dispose of such books, records and other documents.

      4.12 COBRA. The Seller shall be solely responsible for compliance with the requirements of COBRA, including, without limitation, the provision of continuation coverage, with respect to all employees or former employees of the Seller and their qualified beneficiaries for whom a qualifying event occurs prior to or in connection with the transactions contemplated by this Agreement. The terms "continuation coverage," "qualified beneficiaries," and "qualifying event" are used herein with the meanings ascribed to them in COBRA.

      4.13 EMPLOYEE BENEFITS PLANS. During the period from the date of this Agreement to the Closing Date, the Seller shall not terminate any employee pension benefit plan subject to Title IV of ERISA maintained or contributed to or required to be contributed to by the Seller or any subsidiary thereof.

      4.14 PRESS RELEASE. As soon as reasonably practicable after the execution of this Agreement, the Seller shall prepare, with the full cooperation of Purchaser, a press release to publicly disclose this Agreement and the material terms hereof. Within two (2) Business Days of the execution of this Agreement, subject to the Purchaser's prior approval, the Seller shall file such press release with the Securities and Exchange Commission on Form 8-K (the "FORM 8-K").

      4.15 CHARTER AMENDMENTS. During the period from the date of this Agreement to the Closing Date, the Seller shall adopt board resolutions that will (a) propose an amendment to its certificate of incorporation effecting a name change, (b) recommend that the amendment be adopted, (c) propose that the amendment be considered at the next stockholders' meeting to be held within six (6) months of the Closing Date, and (d) approve that the Seller file for a use of a fictitious name that shall not contain the name "StarMedia" in Delaware, Florida and New York and any other jurisdiction in which the Seller is qualified to do business and shall file such fictitious name applications on the Closing Date; provided that the Seller covenants that the foregoing amendment of its certificate of incorporation will occur not later than six (6) months from the Closing Date. During the period from the date of this Agreement to the Closing Date, Seller shall also take steps to begin the process of amending the charter documents of each of its applicable subsidiaries so that within ninety (90) days following the Closing Date, each such organizing document shall be amended for the purpose of adopting a corporate name not containing the name "StarMedia" or any variation thereof. A complete and accurate list of such subsidiaries is attached hereto as SCHEDULE 4.15. On the Closing Date, the Seller and each subsidiary shall cease doing business under the name "StarMedia" or any variation thereof.

                                    ARTICLE V

                           COVENANTS OF THE PURCHASER

      The Purchaser hereby covenants and agrees with the Seller that:

      5.1 CONFIDENTIALITY. Except as may be required by lawful Order of an Authority of competent jurisdiction, the Purchaser agrees that unless and until the transactions contemplated hereby have been consummated, the Purchaser and its respective representatives and Affiliates and their representatives and advisors will hold in strict confidence all data and information obtained from the Seller in connection with the transactions contemplated hereby, except any of the same which (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Purchaser and its respective representatives and advisors are bound); (b) was known to the Purchaser prior to its disclosure to the Purchaser as demonstrated by the Purchaser's records; or (c) is disclosed to the Purchaser by a third party not known by the Purchaser to be subject to any duty of confidentiality to the Seller prior to its disclosure to the Purchaser by the Seller. The Purchaser will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. If this Agreement is properly terminated, the Purchaser and its Affiliates and their representatives and advisors will promptly destroy all such data, information and other written material (including all copies thereof) which has been obtained by the Purchaser, and the Purchaser will make no further use whatsoever of any of such or the information and knowledge contained therein or derived therefrom.

      5.2 NON-SOLICITATION. (a) Except with respect to those persons listed on SCHEDULE 5.3 hereto, the Purchaser agrees that, during the Restricted Period, in the Restricted Area, the Purchaser shall not in any capacity, either separately, jointly or in association with others, directly or indirectly do any of the following: (i) employ or seek to employ any Person or agent who is then employed or retained by the Seller or its Affiliates (or who was so employed or retained at any time within the one (1) year prior to the date the Purchaser employs or seeks to employ such Person); (ii) solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other Person which has a business relationship with the Seller or its Affiliates (other than the connection with the Media Business), at any time during the Restricted Period, to discontinue or reduce or modify the extent of such relationship with the Seller or its Affiliates; or (iii) submit, solicit, encourage or discuss any proposal, plan or offer to acquire an interest in any of the Seller's or its Affiliates' identified potential acquisition candidates.

            (b) Purchaser recognizes and agree that compliance with the covenants contained in this Section 5.2 are necessary to protect Seller, and that a breach by Purchaser of any of the covenants set forth in this Section
5.2 could cause irreparable harm to the Seller, that the Seller's remedies of law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against the Purchaser without the requirement that the Seller post a bond, in addition to any other rights and remedies which are available to the Seller. Notwithstanding anything contained in the foregoing to the contrary, the Purchaser and its Affiliates may hire or cause to be hired any person employed by the Seller or any Affiliate (i) responding to any newspaper advertisement or the like which is directed at a broad audience and does not mention the Purchaser by name, or

(ii) who initiates a solicitation for hire by the Purchaser; PROVIDED, HOWEVER, the Purchaser and its Affiliates may hire or cause to be hired any person employed or previously employed by the Seller or any Affiliate upon entry of an order of Bankruptcy Court approving a plan of liquidation of the Media Business or the cessation of operations of the Media Business.

      5.3 BUSINESS EMPLOYEES. Prior to or following the Closing, the Purchaser or an Affiliate of the Purchaser may offer employment to any or all of the Business Employees identified on SCHEDULE 5.3 attached hereto. The Seller hereby waives any and all restrictions set forth herein or otherwise on the Purchaser or any of its Affiliates related to the Purchaser's ability to solicit for employment any or all of the Business Employees. From the date hereof to the Closing Date, the Seller shall upon request of the Purchaser provide the Purchaser with reasonable access during business hours to the Business Employees.

      5.4 LICENSING AGREEMENT. Prior to the Closing, the Purchaser and the Seller will negotiate a licensing agreement pursuant to which the Purchaser will license certain of the Acquired Assets to the Seller in substantially the form attached hereto as EXHIBIT 5.4 (the "IP LICENSING AGREEMENT").

                                   ARTICLE VI

                                OTHER AGREEMENTS

      The parties further agree as follows:

      6.1 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, the parties hereto shall use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations and Orders to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and the agreements contemplated hereby, and to cooperate with each other in connection with the foregoing, including without limitation using their best efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to Contracts; (b) to obtain all necessary Permits, consents, approvals and authorizations as are required to be obtained under any Regulation or Order; (c) to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby;
(d) to effect all necessary registrations and filings; and (e) to fulfill all conditions to the obligations of the parties under this Agreement. Each of the Purchaser and the Seller further covenants and agrees that it shall use its respective best efforts to prevent, with respect to a threatened or pending preliminary or permanent injunction or other Regulation or Order the entry, enactment or promulgation thereof, as the case may be.

      6.2 PUBLIC ANNOUNCEMENTS. Except as set forth in Section 4.14, or as required by applicable law, neither the Seller nor any Affiliate, representative or stockholder of the Seller, shall disclose any of the terms of this Agreement to any third party without the Purchaser's prior written consent. The form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and transactions contemplated hereby shall be subject to the prior consent and approval of the Purchaser, which approval shall not be unreasonably withheld or delayed. No press releases, public announcements or publicity statements shall be released by the Seller without such prior consent.

      6.3 STOCKHOLDER ACTIONS. If between the date hereof and Closing, any stockholder of the Seller brings any action to restrain, delay or otherwise enjoin the transactions contemplated by this Agreement, the Seller shall use its best efforts to obtain the necessary approval or ratification of the Seller's execution and delivery of this Agreement and the transactions contemplated hereby.

      6.4 COVENANTS. During the time period commencing on the date hereof and continuing until the Closing Date, the Seller shall:

            (a) not agree to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real, personal or mixed, tangible or intangible), whether now owned or hereafter acquired, used by the Seller to perform its obligations under the Transition Licensing Agreement, provided that prior to the expiration of the term of the Transition Licensing Agreement, the Seller may negotiate and agree to sell such assets effective as of the end of the term of the Transition Licensing Agreement;

            (b) not declare or pay any dividends, or return any capital, to its shareholders or authorize or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any shares of any class of its capital stock or interest of any of its shareholders, in each case now or hereafter outstanding (or any options or warrants issued by the Seller with respect to its capital stock) or set aside any funds for any of the foregoing purposes; provided that the Seller may redeem shares of its capital stock for consideration other than cash.

            (c) not, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person or otherwise form, organize or operate any subsidiaries (other than substantially in existence as of the date hereof), or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except that the Seller may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary commercial practice;

            (d) not sell or transfer any property or assets to, or otherwise engage in any other transactions with any Affiliate (as defined in section 101 of the Bankruptcy Code) of the Seller, other than (i) in the ordinary course of business or (ii) in connection with the sale of assets no longer required by the Seller to operate the Media Business or perform its obligations under the Transition Licensing Agreement, provided in each case that such sale or transfer shall be at prices and on terms and conditions not less favorable to Seller than could be obtained on an arm's-length basis from unrelated third parties;

            (e) not agree in writing or otherwise to do any of the foregoing;

            (f) provide the Purchaser with (i) 48 hours prior written notice of the Seller's intention to file a voluntary or petition concerning a bankruptcy case and (ii) 24 hours notice of any involuntary bankruptcy filing involving the Seller; and

            (g) use its cash to pay when due the accounts payable of the vendors listed on SCHEDULE 6.4 attached hereto.

          Notwithstanding the foregoing, the Seller may from time to time request in writing that Purchaser consent to the Seller taking one or more of the prohibited actions set forth in this Section 6.4, and to the extent that the action(s) desired to be taken by the Seller will not in the Purchaser's reasonable determination have a Material Adverse Effect on the Seller's liquidity or its ability to perform its obligations under the Transition Licensing Agreement, the Purchaser's consent shall not be unreasonably withheld or delayed. Failure by the Purchaser to respond to any such written request of Seller within three (3) Business Days shall be deemed a grant of such consent by the Purchaser.

      6.5 INSURANCE. The Seller shall maintain Policies in full force and effect that provide for coverages that are usual and customary as to amount and scope in the Media Business through the term of the Transition Licensing Agreement.

      6.6 COMMERCIAL AGREEMENTS. The Seller and the Purchaser agree to study the eventual joint cooperation following the Closing Date for the following commercial or strategic projects:

            (i) a content supply agreement whereby the Purchaser would supply the Seller with content for its mobile business;

            (ii) application use agreement whereby the Purchaser would offer its customers in Latin America and Spain applications and/or mobile portals of the Seller; and

            (iii) joint development of web-wireless agreement whereby the Purchaser and the Seller create a joint team to study, develop and implement a web-wireless product using GPRS, UMTS, and/or i-Mode technologies;

            (iv) a customer share arrangement whereby each party would offer to its customers non-competitive products and services developed by the other party;

            (v) a program whereby the Purchaser and the Seller would provide introductions to their respective large shareholders (Grupo AUNA, Endesa, Santander Central Hispano and Union Fenosa in the case of the Seller and Bell South and Primedia in the case of the Purchaser) with the intent to cross sell services;

            (vi) an ISP service arrangement whereby the Purchaser would consider Bell South as a preferred ISP provider in the event the Purchaser develops a need for ISP service in Latin America; and

            (viii) an arrangement whereby the Purchaser and the Seller jointly purchase from suppliers in order to increase efficiencies.

      For the avoidance of doubt, neither the Seller nor the Purchaser shall not be obligated to negotiate or enter into any of the aforementioned arrangements.

      6.7 LIMITATION OF USE. After the Closing Date, the Seller, Seller's Affiliates and their respective directors, officers, successors, assigns, agents and representatives shall not register, or attempt to register, and agree that they shall not directly or indirectly use or seek to register any Intellectual Property that includes, is identical to or is confusingly similar to any of the trademarks, service marks, domain names, trade names, brand names or other indicia of origin set forth on SCHEDULE 1.1(a), anywhere in the world in any medium, nor shall any of them challenge or assist any third party in opposing the rights of Purchaser in any such intellectual property. Examples of uses precluded hereby include, but are not limited to use: (i) in conjunction with goods or services related to the Media Business or otherwise; (ii) on websites, whether Seller's or any third parties' or (iii) in combination with any other words or marks to act as an indicia of origin.

      6.8 PERSONAL DATA AND INFORMATION. Each of the Parties hereto agrees that while in possession of user personal data and information it shall and shall cause its Affiliates to comply in all material respects with all Regulations applicable to maintenance and communication of such personal data and related information.

      6.9 TAX GOOD STANDING CERTIFICATE. Within fifteen (15) Business Days after the Closing, the Seller shall deliver to the Purchaser a certificate issued by the appropriate agency of State of New York indicating the Seller's good standing with respect to the payment of Taxes in such jurisdiction.

                                   ARTICLE VII

                                   TAX MATTERS

      The parties agree as follows:

      7.1 TAXES. Prior to the Closing, the Seller shall not without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed, it being understood that the Purchaser's withholding of consent shall be deemed unreasonable if, by granting such consent, the Purchaser's liability for Taxes would not be adversely affected): (i) file or cause to be filed any amended Tax Returns or claims for refund with respect to the Media Business or the Acquired Assets; (ii) prepare any Tax Returns with respect to the Media Business or the Acquired Assets in a manner that is inconsistent with the past practices of the Seller with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (x) would not materially increase the Purchaser's liability for Taxes for any period or (y) is required by law; (iii) incur any material liability for Taxes with respect to the Media Business or the Acquired Assets other than in the ordinary course of business; or (iv) enter into any settlement or closing agreement with a taxing authority that materially increase or may materially increase the Tax liability of the Purchaser for any period.

      7.2   PAYMENT OF TAXES.

            (a) The Seller shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the Media Business or the Acquired Assets for all Pre-Closing Periods, including the portion of the taxable period beginning on or prior to the Closing Date and ending after the Closing date (the "OVERLAP PERIOD") up to and including the Closing Date. For purposes of this Agreement, all Taxes and Tax liabilities with respect to the income, property or operations of the Media Business or the Acquired Assets that relate to the Overlap Period shall be apportioned between the Seller and the Purchaser as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books

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and records of the Seller, as though the taxable year of the Seller, terminated at the close of business on the Closing Date. In addition, the Seller, on the one hand, and the Purchaser, on the other hand, shall pay the other the amount of any Taxes allocated to it herein (to the extent that it is liable therefor and to the extent not already paid by it) at least five
(5) Business Days prior to the due date of such Taxes.

           (b) All stamp, transfer, documentary, sales and use, value added, registration, and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any transaction contemplated hereby (collectively, the "TRANSFER TAXES") shall be paid by the Purchaser, and the Seller shall, at its own expense, properly file on a timely basis all necessary Tax Returns, reports, forms, and other documentation with respect to any Transfer Tax as requested by the Purchaser.

                                  ARTICLE VIII

               CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

      Each and every obligation of the Purchaser under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Purchaser:

      8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Seller contained in Article II and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, the Seller, to the Purchaser, shall be true and correct in all material respects (except for those representations and warranties which are qualified by materiality, which shall be true and correct in all respects) when made and on the Closing Date as though then made. The Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date. The president and the chief financial officer of the Seller shall have delivered to the Purchaser a certificate dated the Closing Date, in substantially the form of
EXHIBIT 8.1 attached hereto, certifying to the foregoing.

      8.2 CONSENTS AND APPROVALS. The Purchaser and the Seller shall have obtained any and all consents, approvals, Orders, Permits or other authorizations, including any stockholder approval (other than stockholder approval relating solely to the amendment of the Seller's certificate of incorporation and the charter amendments of its subsidiaries in accordance with Section 4.15 hereto), required by all applicable Regulations, Orders and Contracts involving the Seller or binding on its properties and assets, with respect to the execution, delivery and performance of the Agreement and the agreements contemplated hereby, the consummation of the transactions contemplated hereby and the conduct of the Media Business in the same manner after the Closing Date as before the Closing Date including, without limitation, the Purchaser's receipt of the unqualified consent of the holder(s) of shares of the Seller's Series A Preferred Stock.

      8.3 OPINION OF THE SELLER'S COUNSELS. The Purchaser shall have received the opinions of Hughes Hubbard & Reed LLP and Gibson, Dunn & Crutcher, LLP (which will be addressed

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to the Purchaser), dated as of the Closing Date, in substantially the forms of EXHIBITS 8.3(a) AND 8.3(b) attached hereto, respectively.

      8.4 NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change since the date of this Agreement. The Purchaser shall have received certificates dated the Closing Date, of the president and the chief financial officer of the Seller, in the form of EXHIBIT 8.4 attached hereto, certifying to the foregoing.

      8.5 NO PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or Order promulgated or enacted by any Authority shall be in effect which would prohibit, prevent or restrict the consummation of the transactions contemplated hereby. There shall be no Claim pending or threatened by any stockholder of the Seller alleging that the Seller failed to obtain stockholder approval of this Agreement and the transactions contemplated hereby. The Seller shall not have received any notification, whether in writing or orally, from the Securities and Exchange Commission restraining or delaying the consummation of, or requiring that the Seller refrain from consummating, the sale of the Acquired Assets or otherwise prohibiting, restraining or otherwise enjoining such transaction.

      8.6 CONDITION OF ASSETS. None of the Acquired Assets shall have been damaged or destroyed, prior to the Closing Date, by fire or other casualty, whether or not fully covered by insurance in an aggregate amount of $100,000.

      8.7 ACCOUNTING MATTERS. The Purchaser shall have received a certificate, dated the Closing Date, of the Seller's chief financial officer in the form of EXHIBIT 8.7 attached hereto, (i) as to the accuracy of all of the Seller's Financial Statements, and (ii) that all financial information, upon which the opinion of Gibson Dunn & Crutcher, LLP referenced in Section
8.3 is based was prepared by the Seller's management based upon the Seller's books and records and, if applicable, upon reasonable estimates and assumptions.

      8.8 CERTIFICATES OF GOOD STANDING. At the Closing, the Seller shall have delivered to the Purchaser certificates issued by the appropriate governmental Authorities in those jurisdictions in which the Seller is registered or otherwise authorized to transact business evidencing its good standing as of a date not more than fifteen (15) days prior to the Closing Date.

      8.9 SECRETARY'S CERTIFICATE. The Purchaser shall have received certificates, by the secretary of the Seller, as to the certificate of incorporation and bylaws of the Seller, the resolutions adopted by the board of directors of the Seller in connection with this Agreement, the incumbency of certain officers of the Seller and the jurisdictions in which the Seller are qualified to conduct business in substantially the form of EXHIBIT 8.9 attached hereto.

      8.10 ESCROW AGREEMENT. The Seller shall have executed the Escrow Agreement substantially in the form of EXHIBIT 8.10 attached hereto.

      8.11 BILL OF SALE. The Seller shall have executed a Bill of Sale in the form of EXHIBIT 1.3(a) hereto.

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      8.12  ASSIGNMENT AND ASSUMPTION AGREEMENT.  The Seller shall have executed the Assignment and Assumption Agreement in the form of EXHIBIT
1.2 hereto.

      8.13 INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT. The Seller shall have executed Intellectual Property Assignment Agreements substantially in the form of EXHIBIT 1.3(b) hereto.

      8.14 TRANSITION LICENSING AGREEMENT. The Seller shall have executed the Transition Licensing Agreement in substantially the form of
EXHIBIT 8.14 attached hereto.

      8.15 LATINRED CLOSING. A closing under the LatinRed Stock Purchase Agreement shall have occurred prior to or contemporaneously with the Closing hereof.

      8.16 OTHER DOCUMENTS. The Seller shall have furnished the Purchaser with such other and further documents and certificates, including certificates of the Seller's officers and others, as the Purchaser shall reasonably request to evidence compliance with the conditions set forth in this Article VIII.

                                   ARTICLE IX

                CONDITIONS TO THE OBLIGATIONS OF THE SELLER

      Each and every obligation of the Seller under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Seller:

      9.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Purchaser contained in Article III and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of the Purchaser to Seller, shall be true and correct in all material respects when made and on the Closing Date as though then made except for those representations and warranties which are qualified by materiality, which shall be true and correct in all respects. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date. The president and the chief financial officer of the Purchaser shall have delivered to the Seller a certificate dated the Closing Date, in substantially the form of EXHIBIT 9.1 attached hereto, certifying to the foregoing.

      9.2 CONSENTS AND APPROVALS. The Purchaser shall have obtained any and all material consents, approvals, Orders, Permits or other authorizations, required by all applicable Regulations or Orders involving the Seller, with respect to the execution, delivery and performance of the Agreement, and the consummation of the transactions contemplated hereby including, without limitation, the Seller's receipt of the consent of the holder(s) of shares of the Seller's Series A Preferred Stock.

      9.3 NO PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or Order promulgated or enacted by any Authority shall be in effect which would prohibit, prevent or restrict the consummation of the transactions contemplated hereby.

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      9.4 SECRETARY'S CERTIFICATE. The Seller shall have received a certificate, by the secretary of the Purchaser, dated the Closing Date, as to the resolutions adopted by the directors of the Purchaser in connection with this Agreement and the incumbency of certain officers of the Purchaser and the jurisdictions in which the Purchaser is qualified to conduct business in substantially the form of EXHIBIT 9.4 attached hereto.

      9.5   ESCROW AGREEMENT.  The Purchaser shall have executed the
Escrow Agreement in substantially the form of EXHIBIT 8.10 attached hereto.

      9.6 TRANSITION LICENSING AGREEMENT. The Purchaser shall have executed the Transition Licensing Agreement in the form of EXHIBIT 8.14 attached hereto.

      9.7 ASSIGNMENT AND ASSUMPTION AGREEMENT. The Purchaser shall have executed the Assignment and Assumption Agreement in the form of EXHIBIT
1.2 hereto.

      9.8 OPINIONS OF PURCHASER'S COUNSEL. The Seller shall have received the opinions of White & Case LLP and the Purchaser's general counsel addressed to the Seller, dated as of the Closing Date, in substantially the forms attached hereto as EXHIBITS 9.8(a) and 9.8(b).

      9.9 IP LICENSING AGREEMENT. The Purchaser shall have executed the IP Licensing Agreement.

      9.10 LATINRED CLOSING. A closing under the LatinRed Stock Purchase Agreement shall have occurred prior to or contemporaneously with the Closing hereof.

                                    ARTICLE X

                                     CLOSING

      10.1 CLOSING. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article XI hereof, a closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held on such date and time (the "CLOSING DATE") agreed to by the Purchaser and the Seller in the offices of the Purchaser's counsel, provided that the Closing shall not occur, in any event, after July 18, 2002.

      10.2 INTERVENING LITIGATION. If prior to the Closing Date any preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any other Authority, or any notice from the Securities and Exchange Commission shall restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby for a period of fifteen
(15) days or longer, the Closing shall be adjourned at the option of either party for a period of not more than thirty (30) days. If at the end of such thirty (30) day period such injunction or Order shall not have been favorably resolved, either party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.

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

                                   ARTICLE XI

                           TERMINATION AND ABANDONMENT

      11.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

            (a)   by mutual consent of the Purchaser and the Seller; or

            (b) by the Purchaser or the Seller if the transactions contemplated by this Agreement are not consummated on or before July 18, 2002 as a result of, among other things, the failure of any of the conditions specified in Articles VIII or IX to have been satisfied; PROVIDED THAT if any party has breached or defaulted with respect to its obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 11.1(b), and each other party to this Agreement may at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable Regulation.

      11.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to Section 11.1 hereof, and subject to the proviso contained in Section 11.1(b) this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

            (a) each party shall either destroy or redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

            (b) all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

            (c) other than as provided in Section 13.13, no non-breaching party hereto shall have any liability or further obligation to any other party to this Agreement.

                                   ARTICLE XII

                                 INDEMNIFICATION

      12.1 SURVIVAL. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date until all obligations set forth therein shall have been performed and satisfied notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto as follows: (a) the representations and warranties in
Section 2.11 (Tax Returns) and Section 2.13 (Employee Benefit Plans) and their related schedules and the covenants contained in this Agreement shall survive until sixty (60) days after the date as of which the

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applicable statutes of limitations with respect to such matters expire (after giving effect to any extensions or waivers thereof); (b) the representations and warranties in Section 2.12 (Compliance with Law and Certifications) and
Section 2.16 (Environmental Matters) and their related schedules shall terminate on the sixth anniversary of the Closing Date; (c) the representations and warranties in Section 2.2 (Authorization, Etc.), Section
2.9 (Title and Related Matters) and Section 2.20 (Brokerage) and their related schedules shall survive indefinitely and not terminate; and (d) all other representations and warranties in this Agreement and their related schedules or in any of the written statements, certificates or other items prepared and delivered hereunder or to induce the consummation of any of the transactions contemplated hereby, shall terminate upon the twelve (12) month anniversary of the Closing Date; PROVIDED that the representations, warranties and indemnities for which an indemnification Claim shall be pending as of the end of the applicable period referred to herein shall survive with respect to such Claim until the final disposition thereof. The representations and warranties in this Agreement and the schedules attached hereto or in any writing delivered in connection herewith shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party or be affected by the knowledge of any officer, director, stockholder, employee, partner or agent of any party seeking indemnification hereunder or by the acceptance of any certificate or opinion from any third party. In addition, in no event will any disclosure of any event or circumstance made after the date hereof and prior to the Closing serve to amend any representation or warranty for any purpose of this Agreement.

      12.2 INDEMNIFICATION BY THE SELLER. Subject to Sections 12.1 and 12.6, the Seller agrees to, and shall indemnify the Purchaser and its officers, directors, employees, stockholders, representatives and agents on an after-tax basis and hold each of them harmless, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of counsel) resulting from, or in respect of, any of the following:

            (a) Any breach of a representation or warranty, or non-fulfillment of any obligation on the part of the Seller under this Agreement, the Transition Licensing Agreement, any document relating hereto or thereto or contained in any schedule to this Agreement, or from any misrepresentation in or omission from any certificate, schedule, other Contract or instrument delivered by the Seller hereunder, or the failure of any representation or warranty made in this Agreement to be true and correct as of the Closing Date.

            (b)   Any and all Excluded Liabilities.

            (c) All liability Claims arising against or involving the Media Business or concerning any services sold or provided by or on behalf of the Media Business on or prior to the Closing Date related to or resulting from an alleged defect in design, manufacture, materials or workmanship of any services provided, sold or delivered by or on behalf of the Seller or any alleged failure to warn, or any alleged breach of express or implied warranties or representations.

            (d) Warranty Claims relating to products manufactured or shipped or services provided by or on behalf of the Media Business prior to the Closing Date.

            (e) All Taxes imposed on or asserted against the properties, income or operations of the Seller for Pre-Closing Periods and any Tax liability of the Seller arising in

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connection with the transactions contemplated hereby (except as provided by
Section 7.2(b)). Any Taxes, penalties or interest attributable to the operations of the Seller payable as a result of an audit of any Tax Return shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable.

            (f) Any Claims for breaches under or penalties payable with respect to any Contracts that are part of the Acquired Assets as a result of late delivery of services by the Seller or its Affiliates.

            (g) All environmental liability of the Seller, including federal, state and local environmental liability, together with any interest or penalties thereon or related thereto, that arises or accrues on or prior to the Closing Date.

            (h) Any failure of the Seller to have good, valid and marketable title to the Acquired Assets, free and clear of all Liens (other than Permitted Liens), Claims, Orders and Other Indebtedness.

            (i) Any Claim for Seller's transaction costs and expenses (other than as set forth in 7.2(b)).

            (j) Any failure by the Seller to comply with applicable bulk sales laws.

            (k) Any Claims brought by third parties arising from the operation of or related to the Media Business prior to the Closing Date or any Claims brought by third parties arising from the operation of or related to that portion of the businesses retained by the Seller following to the Closing Date.

            (l)   Any successor or vicarious liability of the Seller.

            (m) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

      12.3 INDEMNIFICATION BY THE PURCHASER. Subject to Sections 12.1 and 12.6, the Purchaser agrees to, and shall, indemnify the Seller and its officers, directors, employees, stockholders, representatives and agents and hold each harmless, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

            (a) The breach of any representation or warranty and the non-fulfillment of any obligation on the part of the Purchaser under this Agreement, the Transition Licensing Agreement, any document relating hereto or thereto or contained in any schedule to this Agreement, or from any misrepresentation in or omission from any certificate, schedule, other Contract or instrument delivered by the Purchaser hereunder, or the failure of any representation or warranty made in this Agreement to be true and correct as of the Closing Date.

            (b)   The Assumed Obligations.

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            (c) All Taxes imposed on or asserted against the Acquired Assets held by the Purchaser for Post-Closing Periods and any Tax liability of the Purchaser arising in connection with the transactions contemplated hereby. Any Taxes, penalties or interest attributable to the operations of the Purchaser payable as a result of an audit of any Tax Return shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable.

            (d) All liability Claims arising against or involving the StarMedia.com Business or concerning any services sold or provided by or on behalf of the StarMedia.com Business after the Closing Date related to or resulting from an alleged defect in design, manufacture, materials or workmanship of any services provided, sold or delivered by or on behalf of the Purchaser or any alleged failure to warn, or any alleged breach of express or implied warranties or representations.

            (e) Warranty Claims relating to products manufactured or shipped or services provided by the Purchaser after the Closing Date.

            (f) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to the foregoing.

      12.4  THIRD PARTY CLAIMS.

            (a) The following procedures shall be applicable with respect to indemnification for third party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "INDEMNITEE") of notice of the commencement of any (i) Tax audit or proceeding for the assessment of Tax by any Taxing Authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (ii) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "INDEMNITOR") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to (i) participate in the defense of such action with counsel of reputable standing and (ii) assume the defense of such action by agreeing to assume such defense within ten (10) days of transmittal of the notice of the Claim by the Indemnitee, in writing unless such Claim (A) may result in criminal proceedings, injunctions or other equitable remedies in respect of the Indemnitee or its business; (B) may result in liabilities which, taken with other then existing Claims under this Article XII, would not be fully indemnified hereunder; (C) may have a Material Adverse Effect on the business or financial condition of the Indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee); (D) is for an alleged amount of less than $25,000; (E) upon petition by the Indemnitee, if an appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Claim, in which event the Indemnitee shall assume the defense; or (F) also involves the Indemnitor or its Affiliate as a party and counsel to the Indemnitee determines in good faith that joint representation would give rise to a conflict of interest.

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            (b) The Indemnitor and the Indemnitee shall cooperate in the defense of any third party Claims. In the event that the Indemnitor assumes or participates in the defense of such third party Claim as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonably necessary to defend such third party Claim in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all expenses (including legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this Article XII. No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim.
In addition, with respect to a Claim for Taxes, the Indemnitor shall not enter into any settlement or arrangement with any taxing authority without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume as provided above, the Indemnitee shall have the full right to defend such Claim.

            (c) Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor, which shall not be unreasonably withheld or delayed; provided however, that no written approval is required from the Indemnitor as to any third party Claim (i) that results solely in injunctions or other equitable remedies in respect of the Indemnitee or its business; (ii) that settles liabilities, or portions thereof, that are not subject to indemnification hereunder; or (iii) is for an amount of less than $25,000.

            (d) An Indemnitee shall have the right to employ its own counsel in any case and the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such Claim; (ii) the Indemnitor has not employed counsel in the defense of such Claim after ten (10) days notice; or (iii) such Indemnitee has reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor; in any of the foregoing events such fees and expenses shall be borne by the Indemnitor.

      12.5  SECURITY FOR THE INDEMNIFICATION OBLIGATION.

            (a) The parties hereby agree that, subject to the following provisions of this Section 12.5, any Claims for indemnification by the Purchaser against the Seller hereunder shall be satisfied by the Purchaser first by recourse against the Escrow Funds pursuant to the terms of the Escrow Agreement. All payments for indemnifiable damages made pursuant to this Article XII shall be treated as adjustments to the Purchase Price.

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            (b) Each Indemnitor shall pay the indemnification amount claimed by the Indemnitee in immediately available funds promptly within ten (10) days after the Indemnitee provides the Indemnitor with written notice of a Claim hereunder unless the Indemnitor in good faith disputes such Claim. If the Indemnitor disputes such Claim in good faith, then promptly after the resolution of such dispute, the amount finally determined to be due shall be paid by the Indemnitor to the Indemnitee in immediately available funds within ten (10) days of such dispute resolution. In the event the Indemnitor fails to pay the Indemnitee the amount of such indemnification Claim within such ten (10) day period the Indemnitor shall pay the Indemnitee interest on the amount of such indemnification Claim at a rate of ten percent (10%) per annum, compounded monthly from the date of the original written notice of such indemnification Claim until the indemnification Claim is paid in full.

            (c) If any Indemnitor fails to comply with its obligations to make cash payments to an Indemnitee in an aggregate amount sufficient to reimburse the Indemnitee for all losses resulting from an indemnified Claim, the Indemnitee may pursue any and all rights and remedies against the Indemnitor available in law or in equity, and shall be entitled to payment of its reasonable attorneys' fees.

      12.6  LIMITATIONS.

            (a) Neither party shall be required to indemnify the other party under Sections 12.2 and 12.3 until the indemnifiable damages, individually or in the aggregate, exceed $150,000 (the "HURDLE RATE"), at which point such indemnifying party shall be responsible for all indemnifiable damages that may arise, irrespective of the Hurdle Rate; and provided that indemnifiable damages shall accumulate until such time as they exceed the Hurdle Rate, whereupon the party to be indemnified shall be entitled to seek indemnification for the full amount of such damages.

            (b) Absent fraud, the aggregate amount of indemnifiable damages for which the Seller or the Purchaser shall be liable pursuant to this Article XII (other than for breaches of representations and warranties contained in Sections 2.2, 2.9, 2.11, 2.13 and 3.2 or for intentional misrepresentations or breaches of covenants and other agreements) shall not exceed the Purchase Price.

            (c) The parties agree that any Claim for indemnification under the LatinRed Stock Purchase Agreement shall be pursuant to such agreement and not hereunder.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

      13.1 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented only by written agreement of all the parties hereto with respect to any of the terms contained herein. No course of dealing between or among the parties shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

      13.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing to be effective.

      13.3  CERTAIN DEFINITIONS.

            "ACQUIRED ASSETS" shall have the meaning set forth in Section 1.1.

            "AFFILIATE" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person; (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent (5%) or more of the equity or voting securities; (c) any Person that holds, of record or beneficially, five percent (5%) or more of the equity or voting securities of such Person; (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs; (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of its affairs by such Person; (f) any director, officer, partner or individual holding a similar position in respect of such Person; or (g) as to any natural Person, any Person related by blood, marriage or adoption and any Person owned by such Persons, including without limitation, any spouse, parent, grandparent, aunt, uncle, child, grandchild, sibling, cousin or in-law of such Person; PROVIDED, HOWEVER, that for purposes hereof (except for purposes of Section 4.4 hereof), neither BellSouth Enterprises, Inc. nor its Affiliates (other than the Seller and any subsidiary or other entity in which the Seller or any subsidiary thereof has an investment) shall be considered Affiliates of the Seller.

            "ASSIGNMENT OF INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 1.3.

            "ASSUMED OBLIGATIONS" shall have the meaning set forth in Section
1.2.

            "AUTHORITY" means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state or local.

            "BILL OF SALE" shall have the meaning set forth in Section 1.3.

            "BUSINESS DAY" means any day which is not a Saturday or Sunday or any other day on which commercial banks are required or authorized to close in New York, New York, Miami, Florida or Madrid, Spain.

            "BUSINESS EMPLOYEES" means those persons listed on SCHEDULE 5.3 hereto.

            "BUSINESS SUBSIDIARY" means the following entities wholly owned by the Seller to the extent that it is part of the Media Business and it owns an Acquired Asset: StarMedia Network Americas (S.A.), StarMedia do Brasil, Ltda., StarMedia Chile Ltda., StarMedia Argentina SRL, SMN de Mexico SRL, StarMedia Network S.L., StarMedia SRL, StarMedia Colombia, SRL, Servicios Star Mexico S de RL de CV, StarMedia Uruguay SRL, and LatinRed, S.L.

            "CLAIM" means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

            "CLOSING" shall have the meaning set forth in Section 10.1.

            "CLOSING CASH" shall have the meaning set forth in Section 1.4.

            "CLOSING DATE" shall have the meaning set forth in Section 10.1.

            "COBRA" shall have the meaning set forth in Section 2.13.

            "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated, and rulings issued, thereunder.

            "CONTRACT" means any agreement, contract, commitment, instrument, document, license and/or permit (issued by an Authority or other third party relating to the operation of any of the Acquired Assets or conduct of the Media Business), certificate or other binding arrangement or understanding, whether written or oral.

            "EMPLOYEE BENEFIT PLAN" shall have the meaning set forth in Section 2.13.


            "ENVIRONMENTAL LAWS" means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, licenses, rule of common law, and changes thereto or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Seller conducts business, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, petroleum or petroleum products or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, plans, injunctions, decrees, rulings, licenses and changes thereto or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendment and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. Section9601, ET SEQ.; the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section6901 ET SEQ. (herein, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section1801, ET SEQ.; the Clean Water Act, as amended, 33 U.S.C. Section1311, ET SEQ.; the Clean Air Act, as amended, 42 U.S.C. Section7401-7642; the Safe Drinking Water Act, as amended, 42 U.S.C. Section300f, ET SEQ.; the Toxic Substances Control Act, as amended ("TSCA"), 15 U.S.C. Section2601 ET SEQ.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended ("FIFRA"), 7 U.S.C. Section136-136y; the Emergency Planning and Community Right-to-Know Act of l986, as amended ("EPCRA"), 42 U.S.C. Section11001, ET SEQ. (Title III of
SARA); the Endangered Species Act, as amended ("ESA"), 7 U.S.C. Section136, 16 U.S.C. Section460, ET SEQ.; and the Occupational Safety and Health Act of 1970 ("OSHA"), as amended, 29 U.S.C. Section651, ET SEQ.

            "ENVIRONMENTAL PERMIT" means Permits, certificates, approvals, licenses, decrees, consents, Orders and other authorizations relating to or required by Environmental Law and necessary or desirable for the Seller's business.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the Regulations issued thereunder.

            "ERISA AFFILIATE" means each person (as defined in Section 3(9) of ERISA) which together with the Seller or their respective subsidiaries would be deemed to be a "single employer" within the meaning of Section 414 of the Code.

            "ESCROW AGENT" means the Wilmington Trust Company and its successors and assigns, as provided in the Escrow Agreement.

            "ESCROW AGREEMENT" shall have the meaning set forth in Section 1.5.

            "ESCROW FUNDS" shall have the meaning set forth in Section 1.5.

            "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 1.2.

            "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 2.4.

            "FINANCIAL STATEMENT DATE" shall have the meaning set forth in
Section 2.4.

            "GAAP" means U.S. generally accepted accounting principles, consistently applied, as in existence at the date hereof.

            "GOVERNMENT CONTRACT" means any bid, quotation, proposal, contract, work authorization, lease, commitment or sale or purchase order of the Seller that is with the United States government, any state, local or foreign Authority or Government Entity to supply goods and/or services to the United States government or any state, local or foreign Authority.

            "GOVERNMENT ENTITY" means a federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, court or judicial entity, commission, board, bureau, industry regulatory authority or other Authority or instrumentality, domestic or foreign.

            "GUARANTEE" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through a Contract or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other Investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

            "HAZARDOUS SUBSTANCES" shall be construed broadly to include any toxic or hazardous substance, material, or waste, any petroleum or petroleum products or motor oil, pesticides, explosive or radioactive materials, asbestos in any form that has or threatens to become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, any chemicals, materials or substances, including raw products or raw materials, defined or included in the definition of "hazardous materials," "hazardous substances," "hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Laws, any other chemical, material, substance, mixture or by-product, exposure to which is prohibited, limited, or regulated by any Government Entity and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, the presence of which requires investigation or remediation under any Environmental Law or which are regulated, listed or controlled by, under or pursuant to any Environmental Law, or which has been or shall be determined or interpreted at any time by any Government Entity to be a hazardous or toxic substance regulated under any other Regulation or Order, or which causes or poses a threat to cause contamination or a nuisance on the premises or any adjacent premises or a hazard to the environment or to the health or safety of persons, flora, or fauna on the premises.

            "INDEBTEDNESS" with respect to any Person means (a) any obligation of such Person for borrowed money, including, without limitation: (i) any obligation or liabilities incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (whether or not such Person has assumed or become liable for the payment of such obligation) (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due); (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (iii) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (iv) capitalized lease obligations; and (v) all Guarantees of such Person; (b) accounts payable of such Person that have not been paid within sixty (60) days of their due date and are not being contested; (c) annual employee bonus obligations that are not accrued on the Financial Statements; and (d) retroactive insurance premium obligations.

            "INDEMNITEE" shall have the meaning set forth in Section 12.4.

            "INDEMNITOR" shall have the meaning set forth in Section 12.4.

            "INTELLECTUAL PROPERTY" means all foreign and domestic, registered, unregistered or pending applications for trademarks, trade names, trade dress, service marks, service names, brand names and other indicia of origin, patents and patent rights (including provisional applications), utility models and utility model rights, registered, unregistered or pending applications for copyrights, mask works, or similar materials eligible for copyright or mask work registration, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions and methods (whether or not patentable or reduced to practice), invention disclosures, improvements, processes, formulae, industrial models, designs, specifications, moral and economic rights of authors and inventors (however denominated), technology, methodologies, computer and electronic data, data processing programs, computer applications and operating program software (including all source code and object code) (including flow charts, diagrams, descriptive texts and programs, computer printouts and similar items), firmware, development tools, flow charts, annotations, all Web addresses, uniform resource locators ("URLS"), internet domain names applications and registrations therefor, and the corresponding internet sites (including any content and other materials accessible and/or displayed thereon, collectively, the "SITES"), all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all derivatives, improvements and refinements thereof as well as all related technical information, manufacturing, engineering and technical drawings, know-how, and goodwill associated with any of the foregoing trademarks, trade names, trade dress, service marks, service names, brand names, business and product names, logos, slogans or other indicia of origin, and the right to sue for past infringement, if any, in connection with any of the foregoing.

            "INVESTMENT" means (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, capital stock, Options, securities or ownership interests (including partnership interests and joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

            "IP LICENSING AGREEMENT" shall have the meaning set forth in Section 5.4.

            "IT" shall mean Seller's information technology to be transferred or included in the Acquired Assets, Assumed Obligations or to be licensed under the Transition Licensing Agreement relating to the maintenance and performance of Seller's computer structure, including, but not limited to, hardware and/or application technology infrastructure, computer software programs, servers and other related inventory.

            "LATINRED" shall have the meaning set forth in the Recitals.

            "LATINRED STOCK PURCHASE AGREEMENT" shall have the meaning set forth in the Recitals.

            "LIEN" means any (a) security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature, including any conditional sale or other title retention Contract or lease in the nature thereof; (b) any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute; and (c) any subordination arrangement in favor of another Person; provided that any obligations to provide banners and other similar promotions sold by the Seller as of the Closing Date, which obligations shall remain the sole and exclusive responsibility of the Seller following the Closing Date, shall not constitute a Lien for purposes hereof.

            "MATERIAL ADVERSE CHANGE" means any developments or changes which would have a Material Adverse Effect.

            "MATERIAL ADVERSE EFFECT" means any circumstances, state of facts or matters which have, or which might reasonably be expected to have, a material adverse effect in respect the operations, properties, assets, liabilities, affairs, condition (financial or otherwise) or results of the Media Business taken as a whole; PROVIDED, HOWEVER, that the effects solely resulting from the Seller's announcement of the transactions contemplated by this Agreement and the agreements to be executed in connection herewith shall not constitute a Material Adverse Effect. Without limiting the generality of the foregoing, any Claim that the Acquired Assets (other than the Acquired Assets set forth on Schedule 2.14(i)) infringe or require a license under the Intellectual Property of a third party shall be deemed to have a Material Adverse Effect.

            "MEDIA BUSINESS" shall mean the Seller's operation of its Spanish- and Portuguese-language network of Internet websites, including without limitation, StarMedia.com, and all services and assets owned or provided by the Seller's Internet network to support and maintain those websites operated by LatinRed. For purposes hereof, the parties agree that LatinRed, the Seller's wireless business and the following websites operated by the Seller shall not deemed part of the Media Business: guiarj.com.br; guiasp.com.br; paisas.com; openchile.com; and batepapo.com.br.

            "ORIGINAL AGREEMENT" shall have the meaning set forth in the Preamble.

            "OPTION" means any subscription, option, warrant, right, security, Contract, commitment, understanding, stock appreciation right, phantom stock option, profit participation or arrangement by which the Seller is bound to issue any additional shares of its capital stock or an interest in the equity or equity appreciation of the Seller or rights pursuant to which any Person has a right to purchase shares of the Seller's capital stock or an interest in the equity or equity appreciation of the Seller.

            "ORDER" means any writ, decree, order, judgment, injunction, rule, ruling, Lien, voting right, consent of or by a Government Entity.

            "OVERLAP PERIOD" shall have the meaning set forth in Section 7.2(a).

            "PERMITS" means all permits, licenses, registrations, certificates, Orders, qualifications or approvals required by any Authority or other Person.

            "PERMITTED LIENS" means Liens for Taxes not yet delinquent or being contested by the Seller in good faith through appropriate procedures (the payment of which Taxes shall remain the sole and exclusive responsibility of the Seller) and any and all rights granted to the Seller upon the Closing pursuant to the IP Licensing Agreement and the Transition Licensing Agreement.

            "PERSON" means any corporation, partnership, joint venture, limited liability company, organization, entity, Authority or natural person.

            "POLICIES" means all Contracts that insure (a) the Seller's or any of its subsidiaries' properties, plant and equipment for loss or damage; and (b) the Seller or any of its subsidiaries, officers, directors, employees or agents against any liabilities, losses or damages (or lost profits) for any reason or purpose.

            "POST-CLOSING PERIOD" means any taxable year or other taxable period beginning after the Closing Date and the portion of the Overlap Period after the Closing Date.

            "PRE-CLOSING PERIOD" shall have the meaning set forth in Section 2.11(b).

            "PURCHASE PRICE" shall have the meaning set forth in Section 1.4.

            "PURCHASER" shall have the meaning set forth in the Preamble.

            "REGISTERED INTELLECTUAL PROPERTY" means all Seller Intellectual Property that consists of United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority, whether domestic or foreign, PROVIDED, HOWEVER, that Seller Intellectual Property shall not be deemed Registered Intellectual Property merely by reason of the filing with respect thereto of a financing statement pursuant to the Uniform Commercial Code (or corresponding commercial statute of the applicable jurisdiction).

            "REGULATION" means any rule, law, code, statute, regulation, ordinance, requirement, announcement, policy, guideline, rule of common law or other binding action of or by a Governmental Entity and any judicial interpretation thereof.

            "RESTRICTED AREA" shall have the meaning set forth in Section
4.3(b).

            "RESTRICTED PERIOD" shall have the meaning set forth in Section 4.3(b).

            "SELLER" shall have the meaning set forth in the Preamble.

            "SELLER INTELLECTUAL PROPERTY" means any and all Intellectual Property listed on SCHEDULE 1.1(a) attached hereto.

            "SELLER REGISTERED INTELLECTUAL PROPERTY" means all domestic or foreign Registered Intellectual Property owned by, held by another for the benefit of, filed in the name of, assigned to or applied for by, or held by a third party for the benefit of, the Seller or any Business Subsidiary related to the Media Business.

            "SITE" shall have the meaning set forth in Section 4.3(a).

            "TAX RETURNS" shall have the meaning set forth in Section 2.11(a).

            "TAX" or "TAXES" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including any fees or charges due under any Environmental Permits or Environmental Laws (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

            "TAXING AUTHORITIES" means Internal Revenue Service and any other Federal, state, or local Authority which has the right to impose Taxes on the Seller.

            "TRANSFER TAXES" shall have the meaning set forth in Section 7.2(b).

            "TRANSITION LICENSING AGREEMENT" shall have the meaning set forth in the Recitals.

      13.4 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

            (a)   If to the Seller, to:

                        StarMedia Network, Inc.
                        999 Brickell Avenue, Suite 808
                        Miami, Florida 33131
                        Facsimile: (305)938-3000
                        Attn:  President

                  with a copy to (which shall not constitute notice to the Seller):

                        Hughes, Hubbard & Reed LLP
                        201 South Biscayne Boulevard
                        Suite 2500
                        Miami, FL 33131-4332
                        Facsimile:  (305) 371-8759
                        Attn:  Timothy J. McCarthy, Esq.

      or to such other Person or address as the Seller shall furnish by notice to the Purchaser in writing.

            (b)   If to the Purchaser, to:

                        EresMas Interactiva U.S.A., Inc.
                        Ribera del Sena s/n
                        Edificio APOT pl. 3(a)
                        28042 Madrid
                        Spain
                        Facsimile:  34 91 202 0541
                        Attn: Luis Arguello, General Counsel
                  with a copy to (which shall not constitute notice to the Purchaser):

                        White & Case LLP
                        200 South Biscayne Boulevard
                        Suite 4900
                        Miami, Florida 33131
                        Facsimile:  (305) 358-5744
                        Attn:  Jeffrey M. Oshinsky, Esq.

      or to such other Person or address as the Purchaser shall furnish by notice to the Seller in writing.

            If to the Escrow Agent:

                        Wilmington Trust Company
                        520 Madison Avenue
                        New York, New York 10022
                        Facsimile: (212) 425-0513
                        Attn: James D. Nesci

      All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 13.4, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 13.4, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this
Section 13.4, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 13.4). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

      13.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may, without the prior approval of the Seller, assign its rights, interests and obligations hereunder to any Affiliate, and may grant Liens in respect of its rights and interests hereunder to its lenders (and any agent for the lenders), and the parties hereto consent to any exercise by such lenders (and such agent) of their rights and remedies with respect to such collateral. In the event of any such assignment, the Purchaser agrees that it shall remain bound by its obligations herein.

      13.6 GOVERNING LAW, SUBMISSION TO JURISDICTION. Except as and to the extent required to consummate the transactions contemplated by this Agreement under Delaware law, this Agreement, any ancillary agreements and any other closing documents shall be governed by and construed in accordance with the laws of the State of Florida as applied to Contracts entered into by Florida residents and performed entirely in Florida, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of

Florida. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined by either a state court or federal court sitting in the Southern District of Florida and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any Claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 13.6, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

      13.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

      13.8 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      13.9 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the contracts, documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior contracts, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no contracts, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to the transactions contemplated hereby, other than those expressly set forth or referred to herein.

      13.10 INJUNCTIVE RELIEF. The parties hereto agree that in the event of a breach of any provision of this Agreement or a failure by a party to perform in accordance with the specific terms herein, the aggrieved party or parties may be damaged irreparably and without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision without the requirement of posting a bond, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

      13.11 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this

Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

      13.12 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Regulations, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      13.13 EXPENSES. Each of the parties shall bear its own expenses, including without limitation, brokerage or investment banking, accounting and legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. If any legal action or other proceeding relating to this Agreement, the agreements contemplated hereby, the transactions contemplated hereby or thereby or the enforcement of any provision of this Agreement or the agreements contemplated hereby is brought against any party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorney's fees and expenses) from the party against which such action or proceeding is brought in addition to any other relief to which such prevailing party may be entitled.

      13.14 NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein express or implied shall be construed to give any person, other than the parties of such permitted successors and assigns, any legal or equitable rights hereunder.

      13.15 SCHEDULES. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representation or warranties made in this Agreement unless the substance of such exception is disclosed as provided herein on each such applicable schedule or a specific cross reference to a disclosure on another schedule is made. All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

      13.16 NO STRICT CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      13.17 CONSTRUCTION. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the Media Business and practice of the Seller and the Media Business, (vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vii) when a reference is made in this Agreement to exhibits, such reference shall be to an exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms "party" or "parties" refer to the Seller, on the one hand, and the Purchaser, on the other, and the terms "third party" or "third parties" refers to Persons other than the Seller or the Purchaser.

      13.18 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE OR EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

                                   * * *

      IN WITNESS WHEREOF, the parties hereto have made and entered into this Amended and Restated Asset Purchase Agreement the date first hereinabove set forth.

                                    ERESMAS INTERACTIVA S.A.





                                    By:
                                       ----------------------------------------
                                        Antonio Anguita Ruiz
                                        Chief Executive Officer


                                    STARMEDIA NETWORK, INC.


                                    By:
                                       ----------------------------------------
                                        Jose Manuel Tost
                                        President

                                TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
ARTICLE I       PURCHASE OF ASSETS..................................................2
    1.1         Purchase and Sale of Acquired Assets................................2
    1.2         Assumed Obligations.................................................2
    1.3         Method of Conveyance................................................3
    1.4         Purchase Price......................................................3
    1.5         Escrow Agreement....................................................3
    1.6         Allocation of Purchase Price........................................3

ARTICLE II      REPRESENTATIONS AND WARRANTIES OF THE SELLER........................4
    2.1         Corporate Organization, Etc.........................................4
    2.2         Authorization, Etc..................................................4
    2.3         No Violation........................................................4
    2.4         Financial Statements................................................5
    2.5         Employees...........................................................6
    2.6         Absence of Certain Changes..........................................6
    2.7         Contracts...........................................................6
    2.8         Government Contracts................................................7
    2.9         Title and Related Matters...........................................7
    2.10        Litigation..........................................................8
    2.11        Tax Returns.........................................................8
    2.12        Compliance with Law and Certifications..............................9
    2.13        Employee Benefit Plans.............................................10
    2.14        Intellectual Property..............................................10
    2.15        Customer Warranties................................................14
    2.16        Environmental Matters..............................................14
    2.17        Capital Expenditures and Investments...............................15
    2.18        Dealings with Affiliates...........................................15
    2.19        Insurance..........................................................15
    2.20        Brokerage..........................................................15
    2.21        Customers and Suppliers............................................15
    2.22        Permits............................................................15
    2.23        Improper and Other Payments........................................15
    2.24        Disclosure.........................................................16

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....................16
    3.1         Corporate Organization, Etc........................................16
    3.2         Authorization, Etc.................................................16
    3.3         No Violation.......................................................16
    3.4         Brokerage..........................................................17

ARTICLE IV      COVENANTS OF THE SELLER............................................17
    4.1         Operation of Media Business........................................17


                                      -i-

    4.2         Full Access and Disclosure.........................................18
    4.3         Non-Competition; Non-Solicitation..................................18
    4.4         Confidentiality....................................................20
    4.5         Fulfillment of Conditions Precedent................................20
    4.6         Exclusivity........................................................21
    4.7         Deliveries After Closing...........................................21
    4.8         Intellectual Property Protection...................................21
    4.9         Electronic Data Protection.........................................22
    4.10        Intellectual Property..............................................22
    4.11        Books and Records..................................................22
    4.12        COBRA..............................................................23
    4.13        Employee Benefits Plans............................................23
    4.14        Press Release......................................................23
    4.15        Charter Amendments.................................................23

ARTICLE V       COVENANTS OF THE PURCHASER.........................................24
    5.1         Confidentiality....................................................24
    5.2         Non-Solicitation...................................................24
    5.3         Business Employees.................................................25
    5.4         Licensing Agreement................................................25

ARTICLE VI      OTHER AGREEMENTS...................................................25
    6.1         Further Assurances.................................................25
    6.2         Public Announcements...............................................25
    6.3         Stockholder Actions................................................26
    6.4         Covenants..........................................................26
    6.5         Insurance..........................................................27
    6.6         Commercial Agreements..............................................27
    6.7         Limitation of Use..................................................27
    6.8         Personal Data and Information......................................28
    6.9         Tax Good Standing Certificate......................................28

ARTICLE VII     TAX MATTERS........................................................28
    7.1         Taxes..............................................................28
    7.2         Payment of Taxes...................................................28

ARTICLE VIII    CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER.....................29
    8.1         Representations and Warranties; Performance........................29
    8.2         Consents and Approvals.............................................29
    8.3         Opinion of the Seller's Counsels...................................29
    8.4         No Material Adverse Change.........................................30
    8.5         No Proceeding or Litigation........................................30
    8.6         Condition of Assets................................................30
    8.7         Accounting Matters.................................................30
    8.8         Certificates of Good Standing......................................30
    8.9         Secretary's Certificate............................................30
    8.10        Escrow Agreement...................................................30


                                      -ii-

    8.11        Bill of Sale.......................................................30
    8.12        Assignment and Assumption Agreement................................31
    8.13        Intellectual Property Assignment Agreement.........................31
    8.14        Transition Licensing Agreement.....................................31
    8.15        LatinRed Closing...................................................31
    8.16        Other Documents....................................................31

ARTICLE IX      CONDITIONS TO THE OBLIGATIONS OF THE SELLER........................31
    9.1         Representations and Warranties; Performance........................31
    9.2         Consents and Approvals.............................................31
    9.3         No Proceeding or Litigation........................................31
    9.4         Secretary's Certificate............................................32
    9.5         Escrow Agreement...................................................32
    9.6         Transition Licensing Agreement.....................................32
    9.7         Assignment and Assumption Agreement................................32
    9.8         Opinions of Purchaser's Counsel....................................32
    9.9         IP Licensing Agreement.............................................32
    9.10        LatinRed Closing...................................................32

ARTICLE X       CLOSING............................................................32
    10.1        Closing............................................................32
    10.2        Intervening Litigation.............................................32

ARTICLE XI      TERMINATION AND ABANDONMENT........................................33
    11.1        Methods of Termination.............................................33
    11.2        Procedure Upon Termination.........................................33

ARTICLE XII     INDEMNIFICATION....................................................33
    12.1        Survival...........................................................33
    12.2        Indemnification by the Seller......................................34
    12.3        Indemnification by the Purchaser...................................35
    12.4        Third Party Claims.................................................36
    12.5        Security for the Indemnification Obligation........................37
    12.6        Limitations........................................................38

ARTICLE XIII    MISCELLANEOUS PROVISIONS...........................................38
    13.1        Amendment and Modification.........................................38
    13.2        Waiver of Compliance; Consents.....................................38
    13.3        Certain Definitions................................................39
    13.4        Notices............................................................46
    13.5        Assignment.........................................................47
    13.6        Governing Law, Submission to Jurisdiction..........................47
    13.7        Counterparts.......................................................48
    13.8        Headings...........................................................48
    13.9        Entire Agreement...................................................48
    13.10       Injunctive Relief..................................................48
    13.11       Delays or Omissions................................................48


                                     -iii-

    13.12       Severability.......................................................49
    13.13       Expenses...........................................................49
    13.14       No Third Party Beneficiaries.......................................49
    13.15       Schedules..........................................................49
    13.16       No Strict Construction.............................................49
    13.17       Construction.......................................................49
    13.18       WAIVER OF JURY TRIAL...............................................50

                             SCHEDULES AND EXHIBITS

SCHEDULE                                                                               RESPONSIBILITY
--------                                                                         ("SELLER" OR "PURCHASER")
                                                                                 -------------------------
1.1        Acquired Assets....................................................................P
1.2        Assumed Obligations................................................................P
1.6        Allocation of Purchase Price.......................................................P/S
2.1(a)     Foreign Qualifications of the Seller...............................................S
2.1(b)     Certificate of Incorporation and Bylaws of the Seller..............................S
2.2        Seller Board of Director's Resolution..............................................S
2.3        No Violation.......................................................................S
2.4(a)     Financial Statements...............................................................S
2.4(b)     Indebtedness.......................................................................S
2.5        Employee Matters...................................................................S
2.6(a)     Absence of Certain Change..........................................................S
2.6(d)     Contracts Not in the Ordinary Course of Business...................................S
2.7(a)     Contracts..........................................................................S
2.10       Litigation.........................................................................S
2.11       Tax Returns........................................................................S
2.13       ERISA Matters List of Plans........................................................S
2.14(a)    Seller Registered Intellectual Property............................................S
2.14(b)    Licensed Intellectual Property.....................................................S
2.14(e)    Form of Seller's Confidentiality Agreement.........................................S
2.14(g)    Third Party Licenses...............................................................S
2.14(h)    IP Litigation......................................................................S
2.14(i)    Maintenance........................................................................S
2.14(k)    Infringement.......................................................................S
2.14(n)    Source Codes.......................................................................S
2.14(o)    Site Operations....................................................................S
2.14(q)    Content Providers..................................................................S
2.22       Permits............................................................................S
3.1        Deed of Incorporation and Bylaws of the Purchaser..................................P
3.4        Brokerage..........................................................................P
4.15       Charter Amendments.................................................................S
5.3        Business Employees.................................................................P
6.4        Critical Vendors...................................................................P


        EXHIBIT                                                                        RESPONSIBILITY
        -------                                                                        --------------
             1.2          Form of Assignment and Assumption Agreement.........................P
          1.3(a)          Form of Bill of Sale................................................P
          1.3(b)          Form of Intellectual Property Assignment Agreement..................P
             5.4          Form of IP Licensing Agreement......................................S
             8.1          Form of Officer's Certificate - Seller..............................P
          8.3(a)          Form of Hughes Hubbard & Reed Opinion...............................P
          8.3(b)          Form of Gibson, Dunn & Crutcher Opinion.............................S/P

                                      -v-


             8.4          Form of Officer's Certificate - No Material Adverse Change..........P
             8.7          Form of Accounting Certificate......................................P
             8.9          Form of Secretary's Certificate - Seller............................P
            8.10          Form of Escrow Agreement............................................P
            8.14          Transition Licensing Agreement......................................P
             9.1          Form of Officer's Certificate - Purchaser...........................P
             9.4          Form of Secretary's Certificate - Purchaser.........................P
          9.8(a)          Form of White & Case Opinion........................................P
          9.8(b)          Form of Purchaser's General Counsel Opinion.........................P

                                      -vi-